UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BJ SERVICES COMPANY

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 29, 2009

The Annual Meeting of the Stockholders of BJ Services Company (the “Company”) will be held on January 29, 2009, at 11:00 a.m. local time, at the Marriott West Loop, located at 1750 West Loop South, Houston, Texas 77027, for the following purposes:

1.	To elect two Class I directors to serve a three-year term;

2.	To approve amendments to the BJ Services Company 2003 Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year 2009; and

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

All stockholders of record at the close of business on December 8, 2008, are entitled to notice of, and to vote at, the meeting and any adjournment or postponement. Stockholders holding at least a majority of the outstanding shares of the Company are required to be present or represented by proxy at the meeting to constitute a quorum.

Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 10:00 a.m. and seating will begin at 10:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

J. W. Stewart
Chairman of the Board, President and Chief Executive Officer

Houston, Texas

December 15, 2008

YOUR VOTE IS IMPORTANT

We request that you vote your shares as promptly as possible. If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. and Canada, by calling 1-800-690-6903, or

•	by requesting a proxy card be mailed to you

If you hold BJ Services shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

PROXY STATEMENT

This proxy statement contains information related to the Annual Meeting of Stockholders (the “2009 Annual Meeting”) of BJ Services Company, a Delaware corporation (the “Company”), to be held at the Marriott West Loop, located at 1750 West Loop South, Houston, Texas 77027 on January 29, 2009, at 11:00 a.m. local time. Stockholders of record at the close of business on December 8, 2008 are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement.

On December 8, 2008, the record date, there were outstanding and entitled to vote 292,023,443 shares of common stock (together with the associated preferred share purchase rights, the “Common Stock”), held of record by approximately 1,282 persons. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date. Stockholders do not have cumulative voting rights.

When a properly executed proxy is received prior to the meeting, the shares represented will be voted at the meeting in accordance with the directions noted on the proxy. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Secretary of the Company at the mailing address provided below, voting again via the Internet or telephone, or by attending the meeting in person and so notifying the inspector of elections.

Management does not intend to present any business for a vote at the meeting, other than the election of directors, the approval of amendments to the BJ Services Company 2003 Incentive Plan, and the ratification of Deloitte & Touche LLP. Unless stockholders specify otherwise in their proxy, their shares will be voted “FOR” the election of the nominees listed in this proxy statement, “FOR” the amendments to the BJ Services Company 2003 Incentive Plan, and “FOR” the ratification of Deloitte & Touche LLP. If other matters requiring the vote of stockholders properly come before the meeting, it is the intention of the persons named in the proxy card to vote proxies held by them in accordance with their judgment.

We are using the SEC’s “e-proxy” rules. Accordingly, we are making this proxy statement and related proxy materials available on the Internet with the SEC’s rules that allow companies to furnish proxy materials to stockholders through a “notice and access” model using the Internet. The “Notice and Access Rule” removes the requirement for public companies to automatically send stockholders a full, hard-copy set of proxy materials and allows them instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide online access to the documents. We mailed a “Notice of Internet Availability of Proxy Materials” on or about December 19, 2008 to all stockholders of record on December 8, 2008, who are the stockholders entitled to vote at the Annual Meeting.

This proxy statement, the form of proxy and voting instructions are being made available to stockholders on or about December 19, 2008, at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-800-690-6903; (b) internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended September 30, 2008 is being made available at the same time and by the same methods. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

The complete mailing address of our executive offices is 4601 Westway Park Boulevard, Houston, Texas 77041.

PROPOSAL 1: ELECTION OF DIRECTORS

Board of Directors. Our Bylaws provide for the Board of Directors to serve in three classes having staggered terms of three years each. Two Class I directors will be elected at the 2009 Annual Meeting to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2012. Pursuant to Delaware law, if there is a vacancy on the Board of Directors, a majority of the remaining directors can elect a successor, and the person elected will hold office for the remainder of the full term of the vacating director and thereafter until the election of a successor director.

Recommendation; Proxies. The Board of Directors recommends a vote “FOR” each of the nominees named below. The affirmative vote of holders of a plurality of the common stock present or represented by proxy at the meeting and entitled to vote is required for the election of each nominee. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority “FOR” the election of the nominees named below. Although our Board of Directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees. The following table sets forth information for each nominee. Each nominee has consented to be named in this proxy statement and to serve as a director, if elected.

Name	Principal Occupation	Age	Director Since	Class
John R. Huff	Mr. Huff is the current Chairman and former Chief Executive Officer of Oceaneering International, Inc., an oilfield services corporation. He was Chief Executive Officer and a director from 1986 to 2006 and has been Chairman of the Board since 1990. Mr. Huff is also a director of Suncor Energy Inc., Rowan Companies, Inc., and KBR, Inc.	62	1992	I

Michael E. Patrick	Mr. Patrick has been the Vice President and Chief Investment Officer for The Meadows Foundation, Inc., a private foundation, since December 1, 1995. He served as Managing Director for M. E. Zukerman Energy Advisors from July 1994 to November 1995. He served as Executive Vice President, Chief Financial Officer and a director of Lomas Financial Corporation, parent, and President and Chief Operating Officer of two operating subsidiaries from 1992 to 1993. From 1984 to 1991, Mr. Patrick was Executive Vice Chancellor for Asset Management of the University of Texas System, where he was responsible for the investment of all endowment funds. Mr. Patrick is also a director of Cameron International Corporation and Apptricity Corporation.	64	1995	I

Other Directors. The following table sets forth certain information for the Class II and Class III directors, whose terms will expire at the Annual Meetings of Stockholders in 2010 and 2011, respectively.

Name	Principal Occupation	Age	Director Since	Class
Don D. Jordan	Currently, Mr. Jordan is the Chairman and CEO of Jordan Capital Management, an investment company primarily organized to manage his own investments. In December 1999, Mr. Jordan retired as Chairman of the Board of Reliant Energy, Inc., a diversified international energy services company with operations in all segments of the energy chain that bring natural gas and electricity to customers. Mr. Jordan was employed by various subsidiaries of Reliant Energy, Inc. from 1956 until his retirement. He currently serves as a director of AEGIS Insurance Services.	76	1990	II

William H. White	Mr. White has been the Mayor of the City of Houston, Texas since January 2, 2004. From 1997 through December 2003, Mr. White was the President and Chief Executive Officer of WEDGE Group Incorporated, with holdings in real estate, engineering and construction, and oil and gas services. From 1993 to 1995, Mr. White served as Deputy Secretary of Energy of the United States. Prior to that, Mr. White was a partner with the Houston-based law firm of Susman Godfrey. He has previously served on the Board of several public companies.	54	2003	II

L. William Heiligbrodt	Currently, Mr. Heiligbrodt is a private investor and managing partner in a family business. From February 1999 to February 2003, he served as a consultant to Service Corporation International, a funeral services corporation (“SCI”). President and Chief Operating Officer of SCI until February 1999, he had served in various management positions with SCI since February 1990. Prior to joining SCI, Mr. Heiligbrodt served as President of Provident Services, Inc. from March 1988 to February 1990. Prior to that, he served for five years as Vice Chairman and Chief Executive Officer of WEDGE Group Incorporated.	67	1992	III

James L. Payne	Mr. Payne has served as Chairman and Chief Executive Officer of Shona Energy Company, Inc. since December 2006 and its predecessor Shona Energy Company, LLC formed in January 2005. Mr. Payne served as Chairman, President and Chief Executive Officer of Nuevo Energy Company from October 2001 until its merger with Plains Exploration and Production Company in May 2004. Mr. Payne served as Chairman and Chief Executive Officer of Santa Fe Energy from 1990 until May 1999, when Santa Fe merged with Snyder Oil Corporation, which also was engaged in the production of oil and gas. Following the merger, he was Chief Executive Officer and then Chief Executive Officer and Chairman of the merged company,	71	1999	III

Name	Principal Occupation	Age	Director Since	Class

	Santa Fe Snyder Corporation. Santa Fe Snyder merged with Devon Energy Corporation, which also is engaged in the production of oil and gas, in August 2000, and Mr. Payne was Vice Chairman and a director of Devon through January 2001. Mr. Payne is also a director of Nabors Industries Ltd. and Global Industries, Ltd.

J. W. Stewart	Mr. Stewart is Chairman of the Board, President and Chief Executive Officer of the Company. He joined Hughes Tool Company in 1969 as Project Engineer and served as Vice President—Legal and Secretary of Hughes Tool Company and as Vice President—Operations for a predecessor of the Company prior to being named our President in 1986. In 1990, he was also named Chairman and Chief Executive Officer of the Company.	64	1990	III

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists all persons who beneficially own more than 5% of our outstanding voting securities, to the knowledge of our management, as of December 8, 2008, based on Schedule 13G filings made by the holders with the Securities and Exchange Commission (“SEC”).

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock		Percent of Class
FMR LLC 82 Devonshire Street, Boston, Massachusetts 02109	32,819,079	(1)	11.2%
Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	24,706,230	(2)	8.5%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	29,445,808	(3)	10.1%

(1)	FMR LLC has sole investment power over 32,819,079 shares and sole voting power over 2,504,669 shares.

(2)	Capital Group International, Inc. has sole investment power over 24,706,230 shares and sole voting power over 20,672,440 shares.

(3)	T. Rowe Price Associates, Inc. has sole investment power over 29,445,808 shares and sole voting power over 5,589,640 shares.

The following table sets forth the beneficial ownership of Common Stock as of December 8, 2008, by each director (including each nominee), each executive officer named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise indicated, each stockholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held.

Name or Group	Amount and Nature of Beneficial Ownership(1)		Percent of Class
L. William Heiligbrodt	95,697	(2)	*
John R. Huff	156,001		*
Don D. Jordan	94,456		*
Michael E. Patrick	94,456		*
James L. Payne	110,456		*
William H. White	106,455		*
J. W. Stewart	3,058,460	(3)	1%
Jeffrey E. Smith	245,683		*
David Dunlap	974,651		*
Margaret B. Shannon	550,811		*
Alasdair Buchanan	138,977		*
All current directors and executive officers as a group (17 persons)	6,022,024		2%

*	Less than 1%

(1)	Includes common stock that can be acquired through stock options exercisable through February 6, 2009 for the following: Mr. Heiligbrodt—52,380, Mr. Huff—48,001; Mr. Jordan—61,139; Mr. Patrick—61,139; Mr. Payne—61,139; Mr. White—69,139; Mr. Stewart—1,243,959; Mr. Smith—164,459; Mr. Dunlap—587,679; Ms. Shannon—288,120; Mr. Buchanan—130,037.

(2)	35,317 shares are held indirectly by the Heiligbrodt Family Partnership, Ltd., which is a Texas limited partnership owned entirely by members of the Heiligbrodt family. Mr. Heiligbrodt has full voting and dispositive power over all shares held by the partnership. These shares are held in a trust account that is subject to an account control agreement pledged to a bank providing for minimum amounts.

(3)	Mr. Stewart holds 84,896 shares indirectly as the trustee of trusts established for the benefit of his children.

CORPORATE GOVERNANCE

Director Independence. The Board has determined that each of the directors except for Mr. Stewart is independent as that term is defined by rules of the New York Stock Exchange and, in the case of the Audit Committee, the Securities and Exchange Commission. Mr. Stewart is not an independent director because he is an officer and employee of the Company. In determining that each of the other directors is independent, the Board considered that we and our subsidiaries in the ordinary course of business buy from and sell products to other companies, including those at which certain directors are or have been executive officers or directors. Mr. Huff serves as a director of Suncor Energy, Inc. and Mr. Patrick serves as a director of Cameron International Corporation, both of whom are customers of ours in amounts that are not material. Mr. Payne is a director of Nabors Industries Ltd., who is a vendor of ours in amounts that are not material. In each case, the transactions did not automatically disqualify the directors from being considered independent under the NYSE rules. The Board also determined that these transactions were not otherwise material to us or to the other company involved in the transactions and that none of our directors has a material interest in the transactions with these companies. Based upon this review, the Board of Directors has affirmatively determined that each of the directors, except for Mr. Stewart, is independent and that none of the independent directors has a material relationship with us.

Director Nominations. The Nominating and Governance Committee has established procedures for identifying and evaluating nominees. First, the Committee considers the Board’s needs. For instance, the Committee may determine that, due to vacancies or current developments, the election of a director with a particular specialty (e.g., in a specific industry) would benefit the Board. The Committee then solicits recommendations from the Chief Executive Officer and other Board members and considers recommendations, if any, made by stockholders. The Committee then evaluates these recommendations and identifies prospective nominees to interview. Results from the interview process are reported to the Committee, and the Committee then recommends nominees to the full Board, which, upon approval by the Board, recommends the nominees for election by the stockholders.

The Nominating and Governance Committee has established the following minimum qualifications for non-employee director candidates:

•	ability to provide insight, wisdom and experience;

•	willingness to demand high expectations of management;

•	availability for attendance at, and willingness to participate in, Board and committee meetings;

•	ability to contribute to the Board’s decision-making process; and

•	ability to identify, and willingness to avoid, conflicts of interest.

Stockholders may nominate director candidates in accordance with our Bylaws. To summarize, such nominations must be made in writing to our Secretary at our principal executive offices. The recommendation must set forth certain information about both the nominee and the nominating stockholder(s). This proxy statement provides a summary of the director nomination procedures, and the specific requirements and procedures of the Bylaws control.

It is the policy of the Nominating and Governance Committee to consider nominating any director candidate nominated by one or more stockholders in accordance with our Bylaws, provided that the nomination includes the following additional information:

•

a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold his, her or its shares through the date of the meeting of stockholders at which the candidate would stand for election;

•	a description of all relationships between the candidate and the stockholder and any agreements or understandings between the candidate and the stockholder regarding the nomination;

•	a description of all relationships between the candidate and any of our competitors, customers, suppliers or other persons with special interests regarding the Company;

•

a statement supporting the stockholder’s view that the candidate possesses the minimum qualifications prescribed by the Committee for nominees, and a brief description of the contributions that the candidate would be expected to make to the Board of Directors and to our governance; and

•

a statement by the stockholder whether, in the view of such stockholder, the candidate, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

If a nomination is made by two or more stockholders, the foregoing information must be submitted with respect to each stockholder. The Committee’s acceptance of a proposal for consideration does not imply that the Committee has any obligation to interview or nominate the candidate. Candidates proposed by stockholders in accordance with the foregoing requirements are considered by the Committee in the same manner as all other candidates. In evaluating candidates for director, the Committee may, in its discretion, consider a candidate’s qualifications in relation to the overall structure and composition of the Board of Directors.

Code of Ethics. We have adopted a Supplemental Code of Business Conduct and Ethics that applies to our directors and executive officers, including our Chief Executive Officer, Chief Financial Officer and Controller. We have also adopted a Corporate Compliance and Business Ethics Manual that applies to all of our employees. Both of these codes are available in print, without charge, to stockholders upon request and on our website at www.bjservices.com.

Related Party Transaction Policies and Procedures. We have adopted a formal related party transaction policy. Under this policy, information about transactions involving related persons is to be assessed by the Nominating and Governance Committee. Related parties include the Company’s directors and executive officers, as well as immediate family members of directors and executive officers and beneficial owners that hold 5% or more of our common stock. The Nominating and Governance Committee looks at different factors including (i) whether the transaction is fair to the Company, (ii) whether the Committee has all of the material facts regarding the transactions or parties involved, (iii) whether the transaction is generally available to an un-affiliated third party under the same or similar circumstances and cost, and (iv) the extent of the related person’s interest in the transaction. If the determination is made that a related party has a material interest in any Company transaction, then the Nominating and Governance Committee would review, approve or ratify it, and the transaction would be disclosed if required in accordance with the SEC rules. The Related Party Transaction Policy is available, in print, without charge, to Stockholders upon request and on our website at www.bjservices.com.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Meetings. During fiscal 2008, the Board of Directors held eight meetings, the Nominating and Governance Committee held two meetings, the Executive Compensation Committee held two meetings and the Audit Committee held ten meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which he served. It is the policy of the Board of Directors that directors are encouraged to attend each meeting of stockholders, and all of the directors attended the last annual meeting of stockholders.

Non-Management Sessions. For fiscal 2008, the non-management directors met in three regularly scheduled executive sessions without management present.

Lead Director. Mr. White was selected by the Board to serve as Lead Director for 2008 and presided at the executive sessions. Mr. Huff has been selected by the Board to serve as Lead Director for 2009.

Communications. Interested parties may communicate directly with the Board, non-management directors or the Lead Director by sending a letter to the attention of the Board, non-management directors or the Lead Director, as applicable, c/o Vice President and General Counsel, BJ Services Company, 4601 Westway Park Boulevard, Houston, Texas 77041.

The following table shows the committees on which each director serves:

Director	Audit	Nominating and Governance	Executive Compensation
L. William Heiligbrodt		X	X
John R. Huff	X		X
Don D. Jordan	X		X
Michael E. Patrick	X		X
James L. Payne		X	X
J. W. Stewart
William H. White	X	X

Audit Committee. The responsibilities of the Audit Committee, composed of Messrs. Huff (Chairman), Jordan, Patrick and White, include:

•	engaging the independent auditors;

•	reviewing interim financial information;

•	reviewing the scope and results of the annual audit of our consolidated financial statements with the independent auditors, internal auditors and management;

•	reviewing the independence of the independent auditors;

•	reviewing actions by management on the independent and internal auditors’ recommendations; and

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal controls and internal audit procedures.

To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors and the internal auditors. The Board of Directors has determined that all of the Audit Committee members are audit committee financial experts. The Board of Directors has adopted a charter for the Audit Committee, a copy of which is available on our website at www.bjservices.com.

Executive Compensation Committee. The responsibilities of the Executive Compensation Committee, composed of Messrs. Jordan (Chairman), Heiligbrodt, Huff, Patrick and Payne, include:

•	reviewing and determining our executive salary, bonus, equity incentive and compensation structure;

•	reviewing major amendments to our employee stock incentive plans as well as incentive alternatives;

•	reviewing our perquisite program;

•	conducting an annual performance evaluation of the Chief Executive Officer; and

•	recommending directors’ compensation.

The Executive Compensation Committee does not have the authority to delegate its duties to subcommittees. The Board of Directors has adopted a charter for the Executive Compensation Committee, a copy of which is available on our website at www.bjservices.com.

Nominating and Governance Committee. The responsibilities of the Nominating and Governance Committee, composed of Messrs. Heiligbrodt (Chairman), Payne, and White, include:

•	selecting candidates to fill vacancies on the Board of Directors;

•	reviewing the structure and composition of the Board;

•	reviewing the responsibilities, organization and membership of all Board committees;

•	reviewing director policies on retirement and indemnification issues;

•	considering corporate governance principles and guidelines and related party transactions; and

•	considering qualifications required for Board service and for nominations by the committee and by stockholders.

The Board of Directors has adopted a charter for the Nominating and Governance Committee, a copy of which is available on our website at www.bjservices.com.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four directors who are independent, as defined by the standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. Under the charter approved by the Board, the Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements and is responsible for selecting and retaining the independent auditors. The Company’s management is responsible for preparing the financial statements of the Company and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role under the charter is to provide oversight of management’s responsibility. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. The Committee met ten times during the year ended September 30, 2008.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended September 30, 2008 with management.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on such review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008, for filing with the Securities and Exchange Commission.

John R. Huff, Chairman

Don D. Jordan

Michael E. Patrick

William H. White

November 10, 2008

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference.

DIRECTOR COMPENSATION

The following table sets forth the compensation of our non-employee directors for the fiscal year 2008. Mr. Stewart was an executive officer and director in 2008. As such, information about his compensation is listed in the Summary Compensation Table in this proxy statement.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)(4)	Change in Pension Value and Nonqualified Compensation Earnings (5)	Total
	$	$	$	$	$
L. William Heiligbrodt	104,500	223,018	104,222	498,415	930,155
John R. Huff	156,833	223,018	104,222	498,415	982,488
Don D. Jordan	119,833	223,018	104,222	576,439	1,023,512
Michael E. Patrick	109,034	223,018	104,222	391,660	827,934
James L. Payne	93,000	223,018	104,222	265,888	686,128
William H. White	111,667	223,018	104,222	172,088	610,995

(1)	Represents the amounts recognized for financial reporting purposes in accordance with the Statement of Financial Accounting Standards (“SFAS”) 123R, Share Based Payment for the year ended September 30, 2008, related to phantom stock awards made pursuant to our 2003 Incentive Plan. These amounts include awards granted during and before fiscal 2008 and reflect the proportionate amount of compensation for fiscal 2008 based on the vesting terms of the awards and the fair value of the awards on the date of grant. The grant date fair value of the phantom stock awards granted during fiscal 2008, as determined pursuant to SFAS 123R, was $24.18 per share. See our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for a description of the SFAS 123R valuation.

(2)	The following table shows the aggregate number of phantom stock awards outstanding at September 30, 2008 and the grant date fair value of such awards:

Name	Aggregate Stock Awards Outstanding as of September 30, 2008	Grant Date Fair Value of Aggregate Stock Awards
	(#)	($)
L. William Heiligbrodt	15,999	461,173
John R. Huff	15,999	461,173
Don D. Jordan	15,999	461,173
Michael E. Patrick	15,999	461,173
James L. Payne	15,999	461,173
William H. White	15,999	461,173

(3)	Represents the amounts recognized for financial reporting purposes in accordance with SFAS 123R for the year ended September 30, 2008, related to stock option awards made pursuant to our 2000 Incentive Plan. These amounts include awards granted during fiscal 2008 and reflect the proportionate amount of compensation for fiscal 2008 based on the vesting terms of the awards and the fair value of the awards on the date of grant. The awards are expensed over a one-year period because all of the directors are eligible to retire under our incentive plans. The grant date fair value of the option awards granted during fiscal 2008, as determined pursuant to SFAS 123R, was $6.51 per share. See our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for a description of the SFAS 123R valuation.

(4)	The following table shows the aggregate number of stock option awards outstanding at September 30, 2008 and the grant date fair value of such awards:

Name	Aggregate Stock Option Awards Outstanding as of September 30, 2008	Grant Date Fair Value of Aggregate Stock Option Awards
	(#)	($)
L. William Heiligbrodt	68,379	547,032
John R. Huff	64,000	520,320
Don D. Jordan	77,138	600,462
Michael E. Patrick	77,138	600,462
James L. Payne	77,138	600,462
William H. White	85,138	652,462

(5)	Represents the increase in the net present value of vested benefits payable under the Directors’ Benefit Plan.

Directors’ Fees

In October 2008, the Compensation Committee increased the annual director retention fee to $120,000 from $80,000 and terminated all future meeting fees effective November 1, 2008. Previously, meeting fees were $1,500 per meeting attended, plus each chairman received an additional $750 per committee meeting in which he attended as chairman. Annual fees for service as lead director or chair of a Board committee remained as follows: $25,000 for the chair of the audit committee, $10,000 for the chairs of the executive compensation committee and nominating and governance committee, and $10,000 for the lead director. Directors also receive reimbursement for out-of-pocket expenses. Directors who are employees of the Company are not paid directors’ fees.

Equity Awards

For fiscal 2008 and for fiscal 2009, directors received 16,000 stock options (with an exercise price of fair market value on the date of grant under the plan) and 8,000 shares of phantom stock. These equity awards vest in one-third installments on the first, second and third anniversaries of the grant date. The option awards vest automatically upon death or disability but only vest automatically upon retirement if one year has elapsed from the date of grant. The phantom stock awards vest automatically upon death, disability or retirement, but do not become payable until the end of the applicable deferral period.

Retirement Benefits

The Compensation Committee determined in early fiscal 2008 that the directors’ benefit plan would be discontinued as of January 2008, other than for currently serving directors. The directors’ benefit plan was adopted in 2000. Under the directors’ benefit plan, as amended in January 2008, directors who have served at least a three-year term on the Board will receive an amount based on their years of service. The benefit calculation is determined by multiplying the number of years of service times the director’s last annual retainer. A director is credited for a full year of service for any partial calendar year in which he serves as a director. Payment of the benefit begins following the director’s termination of service and is made over ten years, or in a lump sum discounted for net present value. Benefits paid upon termination due to death or disability will be made in a lump sum that is not subject to a present-value discount. Benefits paid upon a change of control will be paid in a lump sum subject to a net present value reduction. The non-employee directors were first elected on the following dates: Mr. Heiligbrodt-May 7, 1992; Mr. Huff-May 7, 1992; Mr. Jordan-August 20, 1990; Mr. Patrick-April 13, 1995; Mr. Payne-January 28, 1999; and Mr. White-January 22, 2003.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Philosophy

The Company’s overall philosophy on compensation of the Company’s executive officers is to provide competitive salary levels and compensation incentives that:

•	attract, motivate and retain individuals of outstanding ability in these key positions;

•	recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality; and

•	support both the short-term and long-term goals of the Company.

We believe that this approach closely links the compensation of our executive officers to the accomplishment of Company goals that coincide with stockholder objectives.

We also have the following compensation objectives when setting the compensation programs for our executive officers:

•	provide a significant percentage of long-term equity compensation that is at-risk based on predetermined performance criteria;

•	require appropriate executive stock ownership levels that align the interests of the executive officers with those of the stockholders; and

•	set compensation levels that are competitive in the market.

Administration

Our executive compensation program is administered by the Executive Compensation Committee (the “Compensation Committee”) of our Board of Directors. Our Compensation Committee approves compensation for our named executive officers which includes the principal executive officer, the principal financial officer and the other executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”). The Compensation Committee also reviews and approves compensation for our other executive officers that are not our Named Executive Officers. The specific duties and responsibilities of the Compensation Committee are described in this proxy statement under “Board of Directors and Committees of the Board—Executive Compensation Committee.”

Compensation Process

Compensation Consultant

The Compensation Committee annually retains Hewitt Associates LLC (“Hewitt”) as its compensation consultant to advise the Compensation Committee on matters related to the executive officers’ and directors’ compensation. Hewitt assists the Compensation Committee by providing a comparative market assessment of executive and director compensation at least every other year. Each year, Hewitt also provides the Compensation Committee information on compensation trends and prevailing practices. The Compensation Committee retains Hewitt; however, certain members of management communicate directly with Hewitt during the compensation review process to review the information provided by them.

Selection of Peer Companies

The comparative market assessment that Hewitt provides to us includes general information relating to industry and market trends as well as more specific compensation information for a select group of peer companies within the energy services industry. This peer group is used to benchmark our executive compensation levels against executives with responsibilities similar in breadth and scope to our executives. The companies compared have global businesses that compete with us for executive talent. The following twenty public companies comprise our peer group for this purpose: Baker Hughes Incorporated, Cameron International Corporation, FMC Technologies, Inc., Halliburton Company, Helmerich & Payne, Inc., McDermott International Inc., Nabors Industries Ltd., National Oilwell Varco, Inc., Noble Energy, Inc., Oceaneering International, Oil States International, Inc., Pioneer Natural Resources Company, Pride International, Inc., Rowan Companies, Inc., Schlumberger Limited, Smith International, Inc., The Shaw Group Inc., Tidewater Inc., Transocean Inc., Weatherford International Ltd.

Compensation Decisions

In the first fiscal quarter of each year, our Chief Executive Officer and our Vice President—Human Resources analyze compensation trends as well as internal Company factors to recommend an appropriate level of compensation for the other executive officers. Based on this information, the Chief Executive Officer makes a recommendation to the Compensation Committee regarding the specific amounts and types of compensation to be awarded to the other executive officers. The Compensation Committee then meets in the first fiscal quarter of each year and approves a competitive level of compensation for each executive officer based on information drawn from a variety of sources including:

(1)	the CEO’s recommendation,

(2)	internal factors such as Company and individual performance and responsibilities, and

(3)	statistical information provided by Hewitt for our peer companies in the oilfield services industry.

The Compensation Committee approves the compensation package for the Chief Executive Officer based on information provided by Hewitt and the Vice President—Human Resources. Following approval of the compensation program for executive officers, salary increases are generally made effective and bonuses are generally paid in December of that year. The annual long-term compensation awards are granted on the day they are approved by the Compensation Committee.

Executive Compensation Components

The executive compensation program has in the past included three elements that, taken together, constitute a flexible and balanced method of establishing total compensation for the Company’s executive officers. These elements are:

•	base salary;

•	annual bonus award; and

•	long-term incentive awards (stock option awards, performance unit awards, and phantom stock awards).

The Compensation Committee generally attempts to provide our executive officers with a total compensation package that is competitive and reflective of the performance achieved by the individual as well as the Company’s performance. We also place emphasis on our performance relative to our peer group. Compensation for salaries and bonuses is generally set at the 50th percentile range of our peer group and between the 50th and 75th percentiles of our peer group for long-term incentive awards. An executive officer may fall below or above those ranges depending on his or her tenure with the Company, level of performance for the prior year and responsibilities.

The Compensation Committee does not have a specific allocation goal between cash and equity-based compensation; however, the Compensation Committee believes that a significant portion of an executive’s compensation should be at risk and tied to the financial performance of the Company. Consequently, a large portion of the executive officers’ compensation is typically weighted toward long-term incentives.

Cash Compensation

Base Salaries

We strive to provide our executive officers with a level of assured cash compensation in the form of base salaries that are appropriate given their professional responsibilities and accomplishments. Generally, base salaries are determined according to the following factors:

•	the individual’s experience level;

•	the scope and complexity of the position held;

•	the annual performance of the individual; and

•	the Company’s performance for the year.

No specific formula is applied to determine the weight of each factor. In addition to the above factors, the Compensation Committee considers the survey data provided by Hewitt when evaluating increases to base salary. The Committee attempts to set base salaries for the executive officers at the 50th percentile of the peer group based on comparable positions. Based on Mr. Stewart’s tenure with the Company, his experience, and the Company’s performance while under his direction as CEO, his base salary for fiscal 2008 was above the 50th percentile. For fiscal 2008, all of the other NEOs’ base salaries were set within 35% below to 13% above the 50th percentile. Based on the above factors, each NEO was evaluated and as a group, the NEOs received an average increase in base salaries of 11.5% in fiscal 2008 from fiscal 2007.

Annual Bonus

The purpose of the annual bonus is to provide motivation toward, and reward the accomplishment of, corporate annual objectives and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, cash bonus awards are paid based upon two factors: (1) the individual bonus award levels set for each executive officer’s position and (2) the achievement of corporate performance objectives established for the fiscal year.

There are three bonus award levels for each executive officer: entry level, expected value (target) and over achievement. Each level represents the percentage of base salary that the executive officer will receive as a bonus if that particular bonus award level is met for the fiscal year. The bonus levels for fiscal 2008 were 10%, 100% and 175% of base salary for Mr. Stewart, 8%, 80% and 140% of base salary for Messrs. Dunlap and Smith and 7%, 70% and 122.5% of base salary for the remaining NEOs. Bonus award levels are not based on performance factors for each individual officer; rather, they are based on the officer’s position and generally remain the same from year to year.

The second factor in the award of cash bonuses is the achievement of corporate performance objectives. We choose earnings per share (EPS) as our performance objective metric for the annual bonus because it is currently the metric that we believe is most widely used to evaluate the performance of the Company by investors and analysts. The target level is typically the earnings per share estimated by the Company in its annual planning process completed in October of each year. Based on that number, the Chief Executive Officer then determines earnings per share goals for the entry level and over achievement bonus levels. The Chief Executive Officer then recommends all three levels to the Compensation Committee for their approval.

For fiscal 2008, the annual bonus EPS target was approved by the Compensation Committee in December 2007 for all NEOs at $2.00 for entry level, $2.41 for expected value (target) and $2.75 for over-achievement. The Company’s earnings per share for fiscal 2008 was $2.06. In November of 2008, the Compensation Committee awarded the Chief Executive Officer, the NEO’s, and the other executive officers a bonus equal to 50% of the bonus that would have been paid if the Company had reached the expected value (target) level. This was higher than the bonus that would have been paid at the level of earnings at $2.06. The bonus was awarded in the

Committee’s discretion at the higher level in recognition of the Company achieving record revenues in fiscal 2008. The Company paid bonuses at the same level (50% of the bonus that would have been paid if the Company had reached expected value) or higher to all employees eligible for a bonus, in recognition of the record revenues. Employees whose area of responsibility performed above that level received bonuses based on performance relative to the expected value level.

Long-Term Incentives

The long-term incentive program was introduced in fiscal 1993 to focus management’s attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in the energy services industry. The program is designed to motivate management to assist the Company in achieving a high level of long-term performance and serves to link this portion of executive compensation to long-term stockholder value.

The incentive plans approved by the stockholders of the Company provide flexibility to the Compensation Committee in the types of long-term incentive awards that can be granted. The long-term incentives granted to executives during fiscal 2008 were allocated 50% to stock options, 25% to performance units and 25% to phantom stock. The percentage level for each type of award is initially proposed by the Chief Executive Officer to the Compensation Committee, which then approves the percentage level. The percentage level is generally consistent with the percentages used by our peer group. In recent years, however, our NEOs’ total pay at risk has been higher than the average total pay at risk within our peer group. Bonus stock awards are not included in the above percentages, as they were awarded in fiscal 2008 solely due to the forfeiture of performance units previously granted and are not taken into consideration when granting other equity awards. See discussion of “Bonus Stock” below.

The value of long-term incentives that are awarded is based on several factors. Each year, the Chief Executive Officer reviews the tenure of each executive officer as well as the officer’s job responsibilities and performance. The Chief Executive Officer also reviews the amounts of incentive awards granted by our peer group, including the mix of stock options to performance based awards. The CEO recommends long-term incentive awards for the other NEOs to be generally between the 50th and 75th percentile of our peer group and submits these recommendations to the Compensation Committee for their approval. The Compensation Committee decides on the amount and mix of long-term incentive awards for the CEO based on the same factors. For awards granted in December 2007 for fiscal 2008, total long-term incentive awards that were granted for the NEOs, including the CEO, were above the 50th percentile and below the 75th percentile of our peer group.

Stock Options

Stock options are an essential piece of the Company’s total compensation package and are intended to give key employees and executive officers a long-term stake in the Company and align the interests of management with our stockholders. The 2003 Incentive Plan provides for the granting of stock options to officers, key employees and non-employee directors at an exercise price equal to the fair market value of the stock, which is the closing price of the stock on the day prior to the date of the grant. The grant date is the same date as the Compensation Committee meeting at which the options are awarded. Options are generally awarded in the first fiscal quarter of each year except in certain circumstances where additional options may be awarded to an executive officer because of a mid-year promotion. Options outstanding generally vest over three one-year periods and are exercisable for seven years. Options become immediately vested in full upon death, disability or a change of control, but only vest immediately in full upon retirement if held for one year following the date of grant. Dividends are paid on stock options only after the option has been exercised and converted into shares of Common Stock and then are paid per the normal dividend policy.

Performance Units

The 2003 Incentive Plan also provides for the granting of performance units. Performance units are certificates of potential value, payable in stock at the end of a specified performance period if established financial performance levels are achieved. Performance units are designed to encourage managing for long-term growth and reward sustained stockholder value.

Each performance unit represents the right to receive one unrestricted share of Common Stock when the performance unit is vested. Performance units generally vest at the end of a three-year period, based on our stock performance over that period measured against pre-established objectives, and they include an income tax gross-up. For more information on the income tax gross-up, see “Tandem Cash Tax Rights” below. Dividends are paid on performance unit awards only after the shares have been issued and are then paid per the normal dividend policy. Upon death, disability or retirement prior to the end of the performance period, all unearned performance units are earned if the performance target is met. If a change of control occurs, all performance goals will be considered met upon the effective date of the change of control.

All of the performance units that are currently outstanding are earned based on a comparison of the performance of our common stock to the common stock of five companies within our peer group. The five companies are: Baker Hughes Incorporated, Halliburton Company, Schlumberger N.V., Smith International, Inc. and Weatherford International Ltd. These five companies were chosen because they are more similar to our business and industry than the larger peer group used in the compensation survey.

The comparison is based on (1) the percentage change in the average price of our common stock at the end of the performance period from the average price of our common stock at the beginning of the performance period, compared to (2) the percentage change in the average price of the common stock of the five company peer group at the end of the performance period from the average price of their common stock at the beginning of the performance period. Dividends paid on our Common Stock, along with any dividends paid on the common stock of our peer group, are taken into consideration when determining the average price of common stock during the performance period.

The number of performance units that vest is based on the following levels and percentages.

	Entry	Expected Value (Target)	Over Achievement

BJ Services Performance	70% of Peer Group Average	Average of Peer Group	130% of Peer Group Average

% of Performance Units Earned	50% earned	100% earned	133-1/3% earned

If the Company’s performance is less than 70% of the peer group average, the officer earns 33 1/3% of the performance units if the Company earns a profit, exclusive of asset write-downs. For performance units granted in fiscal 2009, if the Company’s performance is less than 70% of the peer group average, the officer earns 33 1/3% of the performance units if the Company had positive consolidated operating income for each of the three years of the performance period computed in accordance with U.S. generally accepted accounting principles, with certain exclusions. In this case only, the Compensation Committee has the power to reduce the number of performance units awarded. The Company did not meet the pre-established performance objectives in fiscal 2008 for the performance units that were granted to the executive officers in November of 2005, so these awards were forfeited.

Phantom Stock

The 2003 Incentive Plan authorizes the issuance of phantom stock awards, which are rights to receive a specified number of shares of Common Stock (or cash equal to the fair market value of a specified number of shares of Common Stock) at the end of a specified deferral period if certain performance criteria are met.

Phantom stock awards generally vest ratably on each of the first three anniversaries of grant and include an income tax gross up. For more information on the income tax gross-up, see “Tandem Cash Tax Rights” below. Dividends are paid on phantom stock awards only after the shares have been issued and are then paid per the normal dividend policy.

Subject to the Compensation Committee’s right to reduce the number of shares of phantom stock that will vest at any given time, the phantom stock awards granted in and prior to December 2007 vest if the Company earns a profit, exclusive of asset write-downs. For awards granted in October 2008, the phantom stock awards vest if the Company has positive consolidated operating income for the fiscal year ending before the date when each third of the Phantom Stock is scheduled to vest. This is computed in accordance with U.S. generally accepted accounting principles, subject to certain exclusions. The officer must be employed by the Company on the vesting date to receive the phantom stock; however, the employment requirement is waived in the event of death, disability or retirement. If a change of control occurs, all performance goals will be considered met upon the effective date of the change of control.

Tandem Cash Tax Rights

For both phantom stock and performance unit awards, tandem cash tax rights are awarded in conjunction with the award. The amount of the award granted takes into consideration the tandem cash tax right. Once the total value of the award is determined, the amount of the actual phantom or performance unit award is determined by deducting the value of the tandem cash tax right from the total value of the award. Tandem cash tax rights are granted so that upon vesting, an officer can hold all of the shares awarded rather than selling the shares upon vesting to pay for taxes on the award. Additionally, officers are often subject to longer black-out periods which also prohibit them from selling shares to pay taxes upon vesting. The Committee believes that granting tandem cash tax rights in this manner allows officers to maintain the maximum amount of Company stock, which promotes alignment with the interests of our stockholders.

Bonus Stock

Under the 2003 Incentive Plan, the Compensation Committee may from time to time grant shares of bonus stock to employees, including the executive officers. Each share of bonus stock represents the right to receive one share of Common Stock if certain performance criteria are met. The bonus stock awards vest in one-quarter installments over a one-year period and include an income tax gross-up. Dividends are paid on bonus stock awards only after the shares have been issued and are then paid per the normal dividend policy.

Because the performance units that were granted to certain of the NEOs in fiscal 2005 and 2006 were forfeited, the Compensation Committee on December 6, 2007 and November 11, 2008, awarded shares of bonus stock to those NEOs in recognition of the Company’s record revenues for fiscal 2007 and fiscal 2008. For awards granted in fiscal 2008, the bonus stock vests, if on each quarterly vesting date, the Company’s earnings per share is equal to or greater than 50% of the Company’s earnings per share during the corresponding quarter during 2008. For awards granted in fiscal 2009, the bonus stock vests if the Company has positive consolidated operating income for the fiscal quarter in which the portion of the bonus stock is scheduled to vest. Upon death, disability or retirement, each bonus stock award will mature and be payable on the vesting date if the applicable performance target is met. All bonus stock awards will vest and be immediately due and payable upon a change of control.

Fiscal 2009 Compensation

On October 16, 2008, the Compensation Committee awarded the following options awards, performance units, and phantom stock grants to the NEOs. On November 11, 2008, the Compensation Committee awarded bonus stock grants and approved the following base salaries for fiscal 2009:

Name	Fiscal 2009 Base Salary	Option Awards Granted	Performance Unit Awards Granted	Phantom Stock Awards Granted	Bonus Stock Awards Granted
	($)	(#)	(#)	(#)	(#)
J. W. Stewart	1,215,000	642,202	172,733	151,597	21,346
Jeffrey E. Smith	560,000	256,881	69,093	60,639	4,216
David D. Dunlap	635,000	293,578	78,964	69,302	10,032
Margaret B. Shannon	435,000	137,615	37,014	32,485	5,123
Alasdair Buchanan	425,000	151,376	40,716	35,734	4,269

Perquisites

The Company provides its executive officers limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the practices of the Company’s peer group. The perquisites generally made available to the executive officers include club membership dues, extended life insurance, annual medical examination, financial counseling and charitable contributions. Each year, each executive officer receives a number of perquisite units based on his or her position with the Company. For fiscal 2008, the CEO received a total of 10 perquisite units while the other NEOs received 6 units. Each unit represents approximately 1% of the officer’s base salary. Perquisites units are generally approved in November of each year and must be used between January 1 and December 31 of the following year. As an additional perquisite provided outside of the perquisite program, the Company pays for long-term disability insurance for each executive officer.

Other Generally Available Benefits

Our executive officers are eligible for additional Company-wide benefits on the same basis as other full-time employees. These include an employee stock purchase plan, 401(k) plan and other health, medical and welfare programs.

The Employee Stock Purchase Plan allows eligible employees, including the executive officers, to purchase shares of our common stock at a 15% discount of the fair market value of our common stock on October 1st at the beginning of the plan year or September 30th of the following year, whichever is lower. Eligible employees may contribute on an after-tax basis between 1% and 10% of their regular salary. An employee may not contribute more than $21,250 to the stock purchase plan.

Our 401(k) plan gives our employees an opportunity to save a percentage of their compensation for their retirement on a pre-tax or after-tax basis. Employees may contribute from 2% to 20% of their base pay on a pre-tax or after-tax basis up to the IRS contribution limits. The Company matches $1.00 for every $1.00 of the employee’s pre-tax contributions and after-tax contributions up to 6% of the employee’s base pay. The Company also makes a base contribution to each employee’s account, which amount is determined based on the employee’s age. Employees are fully vested in the Company’s matching and base contributions after three continuous years of employment.

Other benefits such as the Supplemental Executive Retirement Plan, Deferred Compensation Plan, Key Employee Share Option Plan, and change in control benefits are discussed more fully in the narrative disclosures to the tables below.

Impact of Accounting and Tax Treatment

Tax Treatment

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain conditions are met. The Compensation Committee considers the anticipated tax treatment of the Company’s executive compensation program.

Section 409A of the Code (“Section 409A”), which took effect on January 1, 2005, imposes certain restrictions on amounts deferred under nonqualified deferred compensation plans. Throughout 2008, the Board of Directors approved amendments to our Directors’ Benefit Plan, Deferred Compensation Plan, Supplemental Executive Retirement Plan, 1995 Incentive Plan, 1997 Incentive Plan, 2000 Incentive Plan, 2003 Incentive Plan, and Form of Severance Agreement to be compliant with Section 409A .

Accounting Treatment

We adopted Statement of Financial Accounting Standards (“SFAS”) 123(R), Share Based Payment on October 1, 2005. At this time, the adoption of this accounting standard has not influenced our ratio of stock options to other equity awards under our long-term compensation program.

Executive Stock Ownership Guidelines

The Compensation Committee believes that it is important to align the interests of management with the interests of our stockholders. In 2005, the Nominating and Governance Committee formalized stock ownership guidelines for executive officers, providing for executive officers to own three times the officer’s salary in value of common stock. New officers are allowed to reach this level by keeping shares received through equity awards. As an officer’s equity awards vest, he or she is expected to hold the specified value of common stock and not sell shares below that amount. In addition, the guidelines provide that directors who have been a member of our Board of Directors for more than one year are expected to have an investment in our common stock in excess of $300,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for its 2008 fiscal year.

Don D. Jordan, Chairman

L. William Heiligbrodt

John R. Huff

Michael E. Patrick

James L. Payne

November 11, 2008

This report of the Compensation Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference.

Summary Compensation Table

The following information relates to compensation for fiscal years 2007 and 2008 of our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)(4)	Option Awards (3)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
J. W. Stewart	2008	1,141,669	575,000	2,695,235	3,907,657	—	0	889,639	9,209,200
Chairman of the Board, President and Chief Executive Officer	2007	1,083,341	—	2,647,491	6,380,195	0	1,526,499	540,005	12,177,531
Jeffrey E. Smith	2008	489,500	198,000	553,118	772,776	—	0	134,944	2,148,338
Senior Vice President Finance and Chief Financial Officer	2007	449,171	—	366,169	580,838	0	347,198	67,009	1,810,385
David Dunlap	2008	600,001	242,000	1,358,459	1,605,788	—	0	324,758	4,131,006
Executive Vice President and Chief Operating Officer	2007	502,373	—	1,214,950	1,331,968	0	88,689	210,615	3,348,595
Margaret B. Shannon	2008	405,835	143,500	645,876	733,516	—	233,476	195,459	2,357,662
Vice President— General Counsel	2007	380,835	—	613,199	670,915	0	41,942	145,272	1,852,163
Alasdair Buchanan	2008	395,833	140,000	409,114	720,317	—	0	79,039	1,744,303
Vice President International Pressure Pumping Operations	2007	344,711	—	215,808	437,897	0	98,387	50,430	1,147,233

(1)	For fiscal 2008 and fiscal 2007, salary as a percentage of total compensation for the NEOs as a group ranged from 12% to 22% and 9% to 31%, respectively, which reflects the Company’s and Compensation Committee’s belief that a significant portion of an executive’s compensation should be at risk and tied to the financial performance of the Company.

(2)	For a discussion of the determination of annual bonus amounts for fiscal 2008, see Compensation Discussion and Analysis—Executive Compensation Components—Cash Compensation—Annual Bonus.”

(3)	For each of the stock and option awards, the value shown is what was expensed in the Company’s financial statements per SFAS 123(R). See the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for a description of the SFAS 123R valuation. The grant date fair value of the stock and option awards granted during fiscal 2008, as determined pursuant to SFAS 123R, was $24.18 per share for the bonus and phantom stock awards, $21.54 per share for the performance unit awards and $7.61 per share for each option award. Mr. Stewart’s option awards are expensed over a one-year period as he has met all of the eligibility requirements for retirement. For a description of the terms of each stock and option award, please see “Compensation Discussion and Analysis—Executive Compensation Components—Long Term Incentives.”

(4)	The following performance unit awards that were granted in fiscal 2004 and 2005 were forfeited during fiscal year 2007 and 2008 because the performance criteria were not met: Mr. Stewart, 140,846 and 98,426, respectively; Mr. Smith, 9,734 and 7,284, respectively; Mr. Dunlap, 61,972 and 43,072, respectively; and Ms. Shannon, 30,986 and 21,586, respectively. Under SFAS 123R, market based performance awards are expensed regardless of whether the performance criteria are met; consequently, these forfeited performance unit awards were fully expensed in each of fiscal 2007 and fiscal 2008.

(5)	Amounts in fiscal 2007 under the Non-Equity Incentive Plan Compensation column are zero as the annual bonus performance levels were not met for fiscal 2007 and no payments were made. Amounts paid for fiscal 2008 are under the Bonus column. See “Compensation Discussion and Analysis—Executive Compensation Components—Cash Compensation—Annual Bonus” for more details.

(6)	Includes earnings on our Deferred Compensation Plan and Key Employee Share Option Plan, if applicable, which are based on the change in market value in each NEO’s account during fiscal 2008. The amount in this column also includes the increase in the net present value of vested benefits payable under the Supplemental Executive Retirement Plan. The NEOs had the following (losses) or gains in pension value and earnings on nonqualified deferred compensation for fiscal 2008: Mr. Stewart—($549,803) under the Supplemental Executive Retirement Plan (“SERP”), ($776,423) under the Deferred Compensation Plan (“DCP”) and ($1,402,912) under the KEYSOP; Mr. Smith—($19,008) under the DCP; Mr. Dunlap—($147,823) under the DCP; Ms. Shannon—$294,911 under the SERP and ($61,435) under the DCP; Mr. Buchanan—($23,485) under the DCP.

(7)	The amount for “All Other Compensation” includes the following:

		J.W. Stewart	Jeffrey E. Smith	David Dunlap	Margaret B. Shannon	Alasdair Buchanan
		($)	($)	($)	($)	($)
Matching Contributions under 401(k)	2008	24,671	16,813	17,400	23,625	13,907
	2007	24,350	16,033	16,783	23,233	13,150
Life Insurance	2008	5,544	1,260	1,260	3,612	1,209
	2007	5,544	516	1,260	3,210	810
Physical	2008	800	—	—	—	—
	2007	—	—	—	179	—
Financial Counseling	2008	8,235	3,133	2,080	10,458	6,838
	2007	16,965	4,461	4,419	9,689	5,052
Club Membership	2008	7,670	3,474	9,798	9,758	7,433
	2007	9,074	4,942	6,216	7,913	6,254
Charitable Contribution	2008	22,000	11,740	6,000	1,900	4,264
	2007	20,000	2,050	—	9,900	700
Relocation Expense	2008	—	—	—	—	—
	2007	—	—	—	—	13,103
Contributions to Deferred Compensation Plan	2008	72,400	17,973	23,309	11,463	13,907
	2007	67,575	11,913	16,810	8,408	9,247
Tax Gross-Ups for Bonus and Phantom Stock	2008	718,773	77,815	258,204	131,907	28,761
	2007	363,591	25,123	159,971	79,986	—
Long-term disability	2008	29,546	2,736	6,708	2,736	2,720
	2007	32,906	1,971	5,156	2,754	2,114

Grants of Plan-Based Awards

The following table sets forth certain information regarding potential payments under our annual bonus plan as well as equity awards granted during fiscal 2008 including stock option awards, performance unit awards, phantom stock awards and bonus stock awards.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (5)	Exercise or Base Price of Option Awards (6)	Grant Date Fair Value of Stock and Option Awards (7)
		Threshold	Target	Maximum	Threshold	Target		Maximum
		($)	($)	($)	(#)	(#)		(#)	(#)	($/Sh)	($)
J.W. Stewart	12/06/07								363,276	24.18	2,764,530
	12/06/07				23,536	47,073	(2)	62,764		—	1,013,952
	12/06/07					39,844	(3)			—	963,428
	12/06/07					32,481	(4)			—	785,391
	N/A	150,000	1,150,000	2,012,500						—	N/A

Jeffrey E. Smith	12/06/07								118,890	24.18	904,753
	12/06/07				7,703	15,406	(2)	20,541		—	331,845
	12/06/07					13,040	(3)			—	315,307
	12/06/07					2,404	(4)			—	58,129
	N/A	39,600	396,000	693,000						—	N/A

David Dunlap	12/06/07								227,874	24.18	1,732,121
	12/06/07				14,764	29,528	(2)	39,371		—	636,033
	12/06/07					24,933	(3)			—	602,880
	12/06/07					14,214	(4)			—	343,695
	N/A	48,400	484,000	847,000						—	N/A

Margaret B. Shannon	12/06/07								92,470	24.18	703,697
	12/06/07				5,991	11,982	(2)	15,976		—	258,092
	12/06/07					10,142	(3)			—	245,234
	12/06/07					7,123	(4)			—	172,234
	N/A	28,700	287,000	502,250						—	N/A

Alasdair Buchanan	12/06/07								111,162	24.18	845,943
	12/06/07				6,419	12,838	(2)	17,117		—	276,531
	12/06/07					12,192	(3)			—	294,803
	N/A	28,000	280,000	490,000						—	N/A

(1)	Amounts represented the potential payouts for the fiscal 2008 performance year under our annual bonus award, which is discussed in more detail under the heading “Compensation Discussion and Analysis—Executive Compensation Components—Cash Compensation—Annual Bonus.”

(2)	Amounts represent performance units awarded in December 2007 under the 2000 Incentive Plan. These awards cliff vest after three years if the performance criteria are met. Performance unit awards are discussed in more detail under the heading “Compensation Discussion and Analysis—Executive Compensation Components –Long Term Incentives.”

(3)	Amount represents phantom stock awarded in December 2007 under the 2003 Stock Incentive Plan. These awards vest ratably one-third per year if certain performance criteria are met. Phantom stock awards are discussed in more detail under the heading “Compensation Discussion and Analysis—Executive Compensation Components –Long Term Incentives.”

(4)	Amount represents bonus stock awarded in December 2007 under the 2000 Incentive Plan. These awards vest in one-quarter installments over a one-year period if certain performance criteria are met. Bonus stock awards are discussed in more detail under the heading, “Compensation Discussion and Analysis—Executive Compensation Components –Long Term Incentives.”

(5)	Amount represents options granted in December 2007 under the 2000 Incentive Plan. Options vest ratably over a three-year period as discussed in more detail under the heading “Compensation Discussion and Analysis—Executive Compensation Components –Long Term Incentives—Stock Options.”

(6)	Our practice is that the exercise price for each stock option is the market value on the date of grant. Under our long-term incentive program, market value is the closing stock price on the day before the date of grant.

(7)	The grant date fair value of the stock and option awards granted during fiscal 2008, as determined pursuant to SFAS 123R, was $24.18 per share for the bonus and phantom stock awards, $21.54 per share for the performance unit awards and $7.61 per share for each option award.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding stock options and stock awards that the NEOs held as of September 30, 2008. Market values shown below are based on the closing price of our common stock on the New York Stock Exchange of $19.13 on September 30, 2008, the last trading day of the 2008 fiscal year.

Name	Option Awards (1)					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that have not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that have not Vested
		(#)	(#)	($)		(#)		($)
J.W. Stewart	12/06/07		363,276	24.1800	12/06/14
	11/15/06	83,334	166,666	32.5100	11/15/13
	11/22/05	160,565	80,283	35.3800	11/22/12
	11/17/04	322,580		23.1100	11/17/11
	12/04/03	392,772		15.8000	12/04/10
	12/06/07					39,844	(2)	762,216
	12/06/07					16,240	(3)	310,671
	12/06/07					47,073	(4)	900,506
	11/15/06					19,675	(2)	376,383
	11/15/06					34,775	(4)	665,246
	11/22/05					64,037	(4)	1,225,028
Jeffrey E. Smith	12/06/07		118,890	24.1800	12/06/14
	11/15/06	27,273	54,546	32.5100	11/15/13
	05/25/06	15,202	7,601	33.3000	05/25/13
	11/22/05	16,057	8,028	35.3800	11/22/12
	11/17/04	15,912		23.1100	11/17/11
	11/20/03	9,016		16.0000	11/20/10
	11/21/02	6,068		16.4750	11/21/09
	10/15/01	10,118		10.8150	10/15/08
	10/12/98	36,000		3.53130	10/12/08
	12/06/07					13,040	(2)	249,455
	12/06/07					1,202	(3)	22,994
	12/06/07					15,406	(4)	294,717
	11/15/06					6,440	(2)	123,197
	11/15/06					11,381	(4)	217,719
	05/25/06					6,244	(4)	119,448
	11/22/05					6,404	(4)	122,509
David Dunlap	12/06/07		227,874	24.1800	12/06/14
	11/15/06	42,425	84,848	32.5100	11/15/13
	11/22/05	75,465	34,907	35.3800	11/22/12
	12/09/04	44,080		23.5100	12/09/11
	11/17/04	96,774		23.1100	11/17/11
	12/04/03	172,820		15.8000	12/04/10
	10/15/01	482,000		10.8150	10/15/08
	10/12/98	56,672		3.53130	10/12/08
	12/06/07					24,993	(2)	478,116
	12/06/07					7,107	(3)	135,957
	12/06/07					29,528	(4)	564,871
	11/15/06					10,016	(2)	191,606
	11/15/06					17,704	(4)	338,678
	11/22/05					30,097	(4)	575,756

	Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that have not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that have not Vested
		(#)	(#)	($)		(#)		($)
Margaret B. Shannon	12/06/07		92,470	24.1800	12/06/14
	11/15/06	21,213	42,424	32.5100	11/15/13
	11/22/05	38,535	19,268	35.3800	11/22/12
	12/09/04	12,594		23.5100	12/09/11
	11/17/04	58,064		23.1100	11/17/11
	12/04/03	86,410		15.8000	12/04/10
	10/15/01	124,000		10.8150	10/15/08
	12/06/07					10,142	(2)	194,016
	12/06/07					3,561	(3)	68,121
	12/06/07					11,982	(4)	229,216
	11/15/06					5,008	(2)	95,803
	11/15/06					8,852	(4)	169,339
	11/22/05					15,369	(4)	294,009
Alasdair Buchanan	12/06/07		111,162	24.1800	12/06/14
	11/15/06	16,667	33,333	32.5100	11/15/13
	11/22/05	32,113	16,057	35.3800	11/22/12
	11/17/04	11,480		23.1100	11/17/11
	12/06/07					12,192	(2)	233,233
	12/06/07					14,404	(4)	275,549
	11/15/06					3,935	(2)	75,277
	11/15/06					6,955	(4)	133,049
	11/22/05					12,807	(4)	244,998

(1)	All options listed above vest at the rate of one-third a year, over the first three years of the seven or ten-year option period. These awards are discussed in more detail under the heading “Compensation Discussion and Analysis—Executive Compensation Components—Long Term Incentives—Stock Options.”

(2)	Phantom stock awards vest ratably on each of the first three anniversaries of grant based on Company performance. These awards are discussed in more detail under the heading “Compensation Discussion and Analysis—Executive Compensation Components—Long Term Incentives—Phantom Stock.”

(3)	Bonus stock awards vest based on Company performance in one-quarter installments at the end of each of the four fiscal quarters beginning on March 31, 2008. These awards are discussed in more detail under the heading “Compensation Discussion and Analysis—Executive Compensation Components—Long Term Incentives—Bonus Stock.”

(4)	Performance unit awards vest at the end of a three-year period, based on Company performance over such period measured against pre-established objectives. These awards are discussed in more detail under the heading “Compensation Discussion and Analysis—Executive Compensation Components—Long Term Incentives—Performance Units.”

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised and stock awards that vested during the fiscal year ended September 30, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value realized on Vesting (3)
	(#)	($)	(#)	($)
J.W. Stewart	2,023,448	30,730,195	49,554	1,253,168
Jeffrey E. Smith	13,528	169,548	6,045	153,592
David Dunlap	40,016	690,702	22,445	567,625
Margaret B. Shannon	—	—	11,231	284,051
Alasdair Buchanan	37,950	475,035	1,968	50,145

(1)	The value realized upon the exercise of the option award is determined by multiplying the number of shares by the difference between the market price of the stock at exercise and the exercise price of the option.

(2)	Represents bonus stock awarded in November 2006 and December 2007, which vests in one-quarter installments at the end of each of the four fiscal quarters beginning on March 31, 2007 and March 31, 2008, respectively. This is discussed in more detail under the heading “Compensation Discussion and Analysis—Executive Compensation Components—Long Term Incentives—Bonus Stock.” Also represents Phantom stock awarded in November 2006 which vests one-third each year. This is discussed in more detail under the heading “Compensation Discussion and Analysis—Executive Compensation Components—Long Term Incentives—Phantom Stock.”

(3)	The value realized upon the vesting of the stock awards is determined by multiplying the number of shares of stock by the market value of the stock on the vesting date.

Pension Benefits

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the Named Executive Officers as of September 30, 2008.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
J.W. Stewart	Supplemental Executive Retirement Plan	39	14,862,700	—
Jeffrey E. Smith	Supplemental Executive Retirement Plan	20	—	—
David Dunlap	Supplemental Executive Retirement Plan	18	—	—
Margaret B. Shannon	Supplemental Executive Retirement Plan	14	2,149,429	—
Alasdair Buchanan	Supplemental Executive Retirement Plan	26	—	—

Supplemental Executive Retirement Plan

In 2000, the Committee approved the BJ Services Company Supplemental Executive Retirement Plan, which provides supplemental retirement benefits to the Company’s executive officers, and in 2008, the Committee approved a bifurcation and restatement of the plan with respect to benefits accrued or vested on or after January 1, 2005, to comply with certain legislative changes under the Code. The purpose of this plan is to insure that the Company’s overall compensation program for its executives is competitive. All of our executive officers are eligible, at the Compensation Committee’s discretion, to participate in our Supplemental Executive Retirement Plan.

In the event of a termination of employment after age 60, a fully-vested participant is entitled to a normal retirement benefit equal to:

•	the participant’s highest average annual combined salary and bonus for any three consecutive complete calendar years of employment out of the past 10 years of employment;

multiplied by

•	the lesser of either

1.	2% multiplied by years of service or

2.	60%.

The estimated benefits shown above would be reduced by (1) the Social Security benefit payable at age 62, (2) certain contributions that would have been made by us for the participant’s account under our 401(k) plan if certain limitations were not imposed by the Code, and (3) any annual benefit the participant will receive under a defined benefit pension plan maintained by us, our predecessors, or an affiliate. Similar benefits are provided upon a participant’s disability. The benefits are reduced in the case of early retirement, death before age 60, or a change in control resulting in an involuntary termination of employment before the participant reaches age 60.

A fully vested participant is eligible for early retirement in the event of his termination of employment after age 55. Ms. Shannon is eligible for early retirement under the SERP. Early retirement benefits are determined under the formula described above for normal retirement, except that prior to reducing the benefit for the offsets provided under (1), (2) and (3) of the prior paragraph, the retirement benefit is first reduced by 5% times the number of years that the participant’s early retirement precedes his eligibility for normal retirement.

A participant’s benefit is fully vested upon the later of the participant’s 55th birthday or the date the participant completes five full years of service (for individuals who become participants on or after January 1, 2007, this five-year service requirement is calculated based only on years of participation in the plan). Prior to age 55, no part of the benefit is vested, unless the participant dies, becomes disabled, or a change in control occurs. If one of these events occurs, the participant’s benefit will be fully vested. In the event of a change in control, the participant will be given three years’ extra credit for years of service and age in calculating the benefit. In consideration for the benefits under the plan, the executive officer agrees that he or she will not work for a business that competes with us for a period of five years after employment is terminated or the period during which the executive officer receives payments, whichever is longer, except in the event of certain involuntary terminations following a change of control, in which the noncompete restriction is waived.

The actual benefit payable is the actuarial equivalent of the estimated benefit (determined based on the average annual rate of interest on 30-year Treasury securities for the month as published by the Federal Reserve Board for a period specified under the plan and on mortality rate assumptions determined under the 1983 Group Annuity Mortality Table (or some other prevailing mortality table selected by the Committee)), after applicable offsets, paid out in annual installments over a period elected by the participant from five to 30 years or in a lump sum, depending upon the event leading to payment. A participant’s interest in the plan is generally distributed upon retirement or disability in accordance with the participant’s distribution election. A lump sum payment will be paid in the event of death (unless the participant elects installment payments for death), early cessation of participation in the plan, or certain terminations of employment following a change in control. The value of benefits accrued and vested prior to January 1, 2005, however, will be paid under the form of payment required under the plan’s prior provisions. In the event of a certain terminations of employment following a change in control, the participant will receive a “gross-up” payment sufficient to satisfy any excise tax payments that may be imposed by Section 4999 of the Code and any additional taxes imposed with respect to such gross-up payments, in accordance with the provisions of the plan.

We have purchased life insurance to finance the benefits under this plan.

Nonqualified Deferred Compensation

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to each Named Executive Officer.

Name	Executive Contributions in Last FY	Company Contributions in Last FY (1)	Aggregate Earnings in Last FY (1)		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)		($)	($)
J.W. Stewart	64,535	72,400	(2,179,336	)(2)	—	7,022,916	(2)
Jeffrey E. Smith	42,605	17,973	(19,008)		—	400,222
David Dunlap	50,343	23,309	(147,823)		—	400,045
Margaret B. Shannon	7,450	11,463	(61,435)		—	263,785
Alasdair Buchanan	48,299	13,907	(23,285)		—	77,367

(1)	Amounts shown in the “Company Contributions in Last FY” and “Aggregate Earnings in Last FY” columns are included in the Summary Compensation Table. Amount includes dividends and interest earned.

(2)	Amounts for Mr. Stewart include a loss of ($1,402,912) and a balance of $4,866,601 in the Key Employee Share Option Plan for fiscal 2008.

Deferred Compensation Plan

In 2000, the Company implemented a deferred compensation plan for officers and certain key employees that enables participants to defer taxation on their bonus and a portion of their salary to help meet retirement and other future income needs. The plan is a nonqualified deferred compensation plan and participation is completely voluntary.

Our deferred compensation plan provides that we contribute the following amounts to the plan on behalf of each executive officer who participates:

•

for each calendar month, an amount equal to 50% of the participant’s deferrals of excess compensation (the participant’s salary over a specified Internal Revenue Code limit), but not in excess of 6% of the participant’s excess compensation for the calendar month;

•

for each calendar month, an amount equal to 50% of the participant’s deferrals of regular compensation (the participant’s base salary up to the Internal Revenue Code limit noted above), but not in excess of 6% of the participant’s regular compensation for the calendar month; and

•	for each calendar month, a percentage (up to 5%) of the participant’s monthly excess compensation.

We may also make contributions to the plan on behalf of participants to make up for certain contributions that were forfeited under, or not permitted to be made to, the 401(k) plan due to Internal Revenue Code limitations applicable to such plan.

The officer may elect to receive payments in either a lump sum or in annual installments over a term of 5, 10, or 15 years. Payment is made upon the voluntary election of the officer at any time or upon the officer’s termination from the Company. An officer’s election to withdraw his or her amount in the deferred compensation plan is subject to a withdrawal penalty of 10% of the amount withdrawn.

Key Employee Share Option Plan

In 1997, the Compensation Committee approved the BJ Services Company Key Employee Share Option Plan, called the “Keysop Plan,” which allows participants to elect to receive, in lieu of salary and bonus, options to purchase certain designated mutual funds. An executive is not taxed on the value of the mutual funds until the Keysop option is exercised, and the Company does not deduct such amount for tax purposes as compensation until the option is exercised. Beginning January 1, 2005, future elections to the Keysop Plan were discontinued. Mr. Stewart is the only executive officer who has any benefit accruals under the Keysop Plan.

Potential Payments Upon Termination or Change in Control

Payments upon Voluntary Termination and Retirement

Upon the voluntary termination of a Named Executive Officer, he or she will receive the amount in their deferred contribution account and any accrued vacation and salary. If the NEO is eligible for retirement, he or she will also receive the following:

•

Any payments due under the Supplemental Executive Retirement Plan and the Key Employee Share Ownership Plan (these plans are discussed in more detail above under “Key Employee Share Ownership Plan” and “Supplemental Executive Retirement Plan”);

•	Accelerated vesting of stock options, unless the executive officer retires to work for a competitor; and

•	The shares granted under his or her performance unit, phantom and bonus stock awards, if the performance criteria under the award are met.

Payments upon Termination for Cause or Involuntary Termination

Upon termination for Cause, as that term is defined in the 1997, 2000 and 2003 Incentive Plans, or upon the involuntary termination of a Named Executive Officer, he or she will receive the same payments as a voluntary termination or retirement with the exception of the treatment of equity awards. Upon a termination for Cause, the NEO’s option, performance units, phantom stock and bonus stock are automatically forfeited. Unless the NEO is eligible for retirement, in an involuntary termination, the NEO retains options that have vested at the date of termination and has three months to exercise those options before they lapse. All other equity awards, including performance units, phantom stock and bonus stock are automatically forfeited. The Compensation Committee has discretion to grant additional benefits and allow certain equity awards to remain in effect, including equity awards that automatically forfeit upon termination.

Payments upon a Change in Control

Incentive Plans

Under our 1995 Incentive Plan, 1997 Incentive Plan, 2000 Incentive Plan and 2003 Incentive Plan, all equity awards become immediately vested in full upon a change of control. If the amendments to the 2003 Incentive Plan are approved by the stockholders, equity awards granted after January 29, 2009 will vest only if an employee’s employment is terminated without cause by the Company or for good reason by employee, as the case may be, within two years after the change of control. See Proposal 2 and Appendix A for further information.

Severance Agreements

We have severance agreements with each of our executive officers. The agreements are intended to provide for continuity of management in the event of a change in control. The term of each agreement is automatically extended for an additional year at the end of each calendar year, unless we have given one year’s prior notice of termination.

The agreements provide that the executive officer could be entitled to certain severance benefits following a change in control; however, we do not believe that an executive officer should be entitled to receive his or her cash severance benefits merely because a change in control occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment.

If, following a change in control:

•	the officer is terminated by us for any reason, other than for death, disability or for cause;

•	the officer terminates his or her employment for good reason (as this term is defined in the agreements), or

•	the officer terminates his or her employment for good reason with the consent of the Company’s Board of Directors then the officer is entitled to the following:

(1)	a lump sum severance payment that will be three times the sum of the officer’s base salary and target bonus amount, plus

(2)	an amount equal to three times the value of the officer’s largest stock option, performance unit or other long-term incentive award grant in the prior three years, plus

(3)	a pro-rated bonus payment in respect of the fiscal year of termination equal to the greater of the target bonus amount for that year or the bonus that would actually be payable in respect of that year based on our financial performance to the date of termination, plus

(4)	life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination for a period of up to three years, plus

(5)	outplacement services, plus

(6)	retiree medical coverage if the executive were within five years of eligibility at the time of termination following a change in control, plus

(7)	an amount equal to the sum of (a) the value of all performance equity awards as if the performance criteria were met and (b) the excess of the exercise price of each unexercisable option over the closing price on the date of termination.

If a change in control occurs, the severance agreements are effective for a period of two years from the date of such change in control. Under the severance agreements, a change in control would generally include any of the following events:

(1)	any person acquires 25% or more of our voting securities;

(2)	a majority of our directors are replaced during a two-year period;

(3)	stockholders approve a merger, resulting in (a) 60% or less of the common stock and voting securities of the surviving corporation being owned by the same persons that owned our Common Stock immediately prior to such merger, (b) a person owning 25% or more of the surviving corporation’s common stock or voting securities, or (c) replacement of a majority of the members of the Board of Directors; or

(4)	our stockholders approve a liquidation or sale of our assets.

Upon a change in control an executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse our executives for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes.

The total 280G tax gross-up amount in the tables below assumes that the executive is entitled to full reimbursement by us of (1) any excise taxes that are imposed upon the executive as a result of the change in control, (2) any income and excise taxes imposed upon the executive as a result of our reimbursement of the excise tax amount and (3) any additional income and excise taxes that are imposed upon the executive as a result of our reimbursement of the executive for any excise or income taxes. The calculation of the 280G gross-up amount in the tables below is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate. For purposes of the 280G calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to an executive executing a non- competition agreement.

Payments upon Death and Disability

Upon the death or disability of a Named Executive Officer, he or she will receive the payments under “Voluntary Termination and Retirement” described above. Regardless of a named executive officer’s eligibility for retirement upon death or disability, he or she will receive 100% of the benefits provided under the Supplemental Executive Retirement Plan discounted for present value. The SERP payment for disability is discounted from age 60 back to the date of termination and the SERP payment upon death is discounted from the date the executive officer is eligible for early retirement, which is the later of age 55 or five years of service.

The following tables set forth the present value of the SERP benefits and lump sum amounts of other programs payable pursuant to a Named Executive Officer’s voluntary termination, retirement, termination without cause and for cause, a termination following a change of control under the severance agreements described above as well as amounts payable upon death or disability. The table below assumes a termination date of September 30, 2008, the last business day of the fiscal year. The value of equity compensation awards (performance units, phantom stock, bonus stock and stock options) was based on the closing price of our common stock of $19.13 on the New York Stock Exchange on September 30, 2008.

J. W. Stewart	Voluntary Termination/ Retirement	Involuntary Not For Cause/ Involuntary For Cause Termination	Termination following Change in Control	Death	Disability
	($)	($)	($)	($)	($)
Compensation:
Severance Payment	—	—	6,900,000	—	—
Bonus	—	—	1,150,000	—	—
Deferred Compensation	2,165,315	2,165,315	2,165,315	2,165,315	2,165,315
Incentive Award Payment	—	—	16,500,000	—	—
Accelerated Equity Incentive Plan Awards (1)	6,671,990	—	6,671,990	6,671,990	6,671,990
Accelerated Stock Options (2)	0	—	0	0	0
KEYSOP Payout	4,866,601	4,866,601	4,866,601	4,866,601	4,866,601
SERP Present Value	14,862,700	14,862,700	15,260,977	15,260,977	14,862,700
Benefits and Perqs:
Life Insurance, AD&D, Medical, Dental	—	—	167,418	—	—
Accrued Vacation/Salary	66,346	66,346	66,346	66,346	66,346
Outplacement Services	—	—	10,000	—	—
Tax Gross-Up	—	—	19,365,267	—	—

Total	28,623,952	21,960,962	74,897,330	29,022,229	28,623,952

(1)	The amount for retirement, death and disability assumes that the performance criteria for each type of award have been met.

(2)	The amount listed for Voluntary Termination/Retirement, Death and Disability is based on the fair market value of our common stock as of September 30, 2008, which was less than exercise price for each unvested stock option award. The amount listed for Termination following Change in Control is based on a stock acquisition by a public company at the fair market value of our common stock as of September 30, 2008. If the consideration were cash, the amount listed for Termination following Change in Control would be $3,689,374, which is based on the Black-Scholes value of each option award.

Jeffrey E. Smith	Voluntary Termination/ Retirement (1)	Involuntary Not For Cause/ Involuntary For Cause Termination	Termination following Change in Control	Death	Disability
	($)	($)	($)	($)	($)
Compensation:
Severance Payment	—	—	2,673,000	—	—
Bonus	—	—	396,000	—	—
Deferred Compensation	400,222	400,222	400,222	400,222	400,222
Incentive Award Payment	—	—	5,400,000	—	—
Accelerated Equity Incentive Plan Awards (2)	—	—	1,809,659	1,809,659	1,809,659
Accelerated Stock Options (3)	—	—	0	0	0
SERP Present Value	—	—	1,985,137	1,983,792	1,595,833
Benefits and Perqs:
Life Insurance, AD&D, Medical, Dental	—	—	42,219	—	—
Accrued Vacation/Salary	28,558	28,558	28,558	28,558	28,558
Outplacement Services	—	—	10,000	—	—
Tax Gross-Up	—	—	5,011,990	—	—

Total	428,780	428,780	18,241,408	4,222,231	3,834,272

(1)	Mr. Smith is not eligible for retirement under the Supplemental Executive Retirement Plan.

(2)	The amount for death and disability assumes that the performance criteria for each type of award have been met.

(3)	The amount listed for Voluntary Termination/Retirement, Death and Disability is based on the fair market value of our common stock as of September 30, 2008, which was less than exercise price for each unvested stock option award. The amount listed for Termination following Change in Control is based on a stock acquisition by a public company at the fair market value of our common stock as of September 30, 2008. If the consideration were cash, the amount listed for Termination following Change in Control would be $1,174,853, which is based on the Black-Scholes value of each option award.

David Dunlap	Voluntary Termination/ Retirement (1)	Involuntary Not For Cause/ Involuntary For Cause Termination	Termination following Change in Control	Death	Disability
	($)	($)	($)	($)	($)
Compensation:
Severance Payment	—	—	3,267,000	—	—
Bonus	—	—	484,000	—	—
Deferred Compensation	400,045	400,045	400,045	400,045	400,045
Incentive Award Payment	—	—	9,600,000	—	—
Accelerated Equity Incentive Plan Awards (2)	—	—	3,595,567	3,595,567	3,595,567
Accelerated Stock Options (3)	—	—	0	0	0
SERP Present Value	—	—	2,410,791	2,410,126	2,151,382
Benefits and Perqs:
Life Insurance, AD&D, Medical, Dental	—	—	75,741	—	—
Accrued Vacation/Salary	34,904	34,904	34,904	34,904	34,904
Outplacement Services	—	—	10,000	—	—
Tax Gross-Up	—	—	6,918,330	—	—

Total	434,949	434,949	27,768,256	6,440,642	6,181,898

(1)	Mr. Dunlap is not eligible for retirement under the Supplemental Executive Retirement Plan.

(2)	The amount for death and disability assumes that the performance criteria for each type of award have been met.

(3)	The amount listed for Voluntary Termination/Retirement, Death and Disability is based on the fair market value of our common stock as of September 30, 2008, which was less than exercise price for each unvested stock option award. The amount listed for Termination following Change in Control is based on a stock acquisition by a public company at the fair market value of our common stock as of September 30, 2008. If the consideration were cash, the amount listed for Termination following Change in Control would be $2,173,702, which is based on the Black-Scholes value of each option award.

Margaret B. Shannon	Voluntary Termination/ Retirement	Involuntary Not For Cause/ Involuntary For Cause Termination	Termination following Change in Control	Death	Disability
	($)	($)	($)	($)	($)
Compensation:
Severance Payment	—	—	2,091,000	—	—
Bonus	—	—	287,000	—	—
Deferred Compensation	263,785	263,785	263,785	263,785	263,785
Incentive Award Payment	—	—	4,200,000	—	—
Accelerated Equity Incentive Plan Awards (1)	1,653,037	—	1,653,037	1,653,037	1,653,037
Accelerated Stock Options (2)	0	—	0	0	0
SERP Present Value	2,205,995	2,205,995	3,012,898	2,265,109	2,302,487
Benefits and Perqs:
Life Insurance, AD&D, Medical, Dental	—	—	29,723	—	—
Accrued Vacation/Salary	23,654	23,654	23,654	23,654	23,654
Outplacement Services	—	—	10,000	—	—
Tax Gross-Up	—	—	4,088,069	—	—

Total	4,146,471	2,493,434	16,100,257	4,205,585	4,242,963

(1)	The amount for retirement, death and disability assumes that the performance criteria for each type of award have been met.

(2)	The amount listed for Voluntary Termination/Retirement, Death and Disability is based on the fair market value of our Common Stock as of September 30, 2008, which was less than the exercise price for each unvested stock option award. The amount listed for Termination following Change in Control is based on a stock acquisition by a public company at the fair market value of our common stock as of September 30, 2008. If the consideration were cash, the amount listed for Termination following Change in Control would be $934,925, which is based on the Black-Scholes value of each option award.

Alasdair Buchanan	Voluntary Termination/ Retirement (1)	Involuntary Not For Cause/ Involuntary For Cause Termination	Termination following Change in Control	Death	Disability
	($)	($)	($)	($)	($)
Compensation:
Severance Payment	—	—	2,040,000	—	—
Bonus	—	—	280,000	—	—
Deferred Compensation	77,367	77,367	77,367	77,367	77,367
Incentive Award Payment	—	—	4,500,000	—	—
Accelerated Equity Incentive Plan Awards (2)	—	—	1,513,934	1,513,934	1,513,934
Accelerated Stock Options (3)	—	—	0	0	0
SERP Present Value	—	—	138,569	100,736	448,127
Benefits and Perqs:
Life Insurance, AD&D, Medical, Dental	—	—	29,517	—	—
Accrued Vacation/Salary	23,077	23,077	23,077	23,077	23,077
Outplacement Services	—	—	10,000	—	—
Tax Gross-Up	—	—	3,317,847	—	—

Total	92,531	92,531	12,325,415	1,715,114	2,062,505

(1)	Mr. Buchanan is not eligible for retirement under the Supplemental Executive Retirement Plan.

(2)	The amount for death and disability assumes that the performance criteria for each type of award have been met.

(3)	The amount listed for Voluntary Termination/Retirement, Death and Disability is based on the fair market value of our Common Stock as of September 30, 2008, which was less than the exercise price for each unvested stock option award. The amount listed for Termination following Change in Control is based on a stock acquisition by a public company at the fair market value of our common stock as of September 30, 2008. If the consideration were cash, the amount listed for Termination following Change in Control would be $1,012,977, which is based on the Black-Scholes value of each option award.

Equity Compensation Plan Information

The following table provides information about the Common Stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of September 30, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights *	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column) (2)
Equity Compensation Plans Approved by Stockholders (1)	10,214,884	$24.18	23,148,506
Equity Compensation Plans Not Approved by Stockholders (3)	—	—	—
TOTAL	10,214,884	$24.18	23,148,506

*	Includes 904,011 restricted stock awards.

(1)	Issued under our 1995 Incentive Plan, the 1997 Incentive Plan, the 2000 Incentive Plan and the 2003 Incentive Plan. Under the 1999 Employee Stock Purchase Plan for the year ended September 30, 2008, 768,939 shares of Common Stock were issued at a price of $18.60 per share, which was the closing price of the shares on the NYSE on September 30, 2008, discounted by 15%.

(2)	Includes 5,871,034 shares available and 10,000,000 shares available for future issuance under our 1999 Employee Stock Purchase Plan and 2008 Employee Stock Purchase Plan, respectively. The 1999 Employee Stock Purchase Plan expired on December 10, 2008.

(3)	All of our equity plans have been submitted to and approved by our stockholders.

PROPOSAL 2: TO APPROVE AMENDMENTS TO THE BJ SERVICES COMPANY

2003 INCENTIVE PLAN

The Board of Directors has unanimously approved amendments to the BJ Services Company 2003 Incentive Plan (the “2003 Plan” or “Plan”) to increase the number of shares that may be issued under the Plan by 7,000,000 shares, to restrict the number of full value awards granted under the Plan, to limit certain provisions relating to Stock Appreciation Right awards and Performance Stock Awards and to amend certain provisions relating to a change of control and parachute tax gross-up. If the stockholders do not approve the amendments to the Plan, the current BJ Services Company 2003 Incentive Plan will remain in place without any additional shares.

Currently a total of 8,000,000 shares of our common stock are authorized to be issued under the Plan. At November 17, 2008, there were 2,271,466 shares remaining available for issuance under the 2003 Plan, representing less than 1% of the outstanding shares of our common stock. In addition to the shares remaining available under the 2003 Plan, the 2000 Incentive Plan also has 193,044 shares available to grant. As of November 17, 2008, the total options outstanding for all plans equaled 11,702,316, with a weighted average exercise price of $22.19 and weighted average remaining term of 5.1 years. As of the same date, the total full value awards outstanding for all plans equaled 2,101,679 shares. The total number of full value awards earned was 146,334 in fiscal 2008, 92,057 in fiscal 2007 and 26,634 in fiscal 2006.

Recommendation

The Board unanimously recommends that the stockholders vote FOR the approval of amendments to the Plan. If a proxy card is signed and returned but no direction is made, the proxy will be voted FOR the amendments. The affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2009 Annual Meeting is required to approve the amendments to the Plan.

General

The purpose of the Plan is to promote the interests of the Company and its stockholders by encouraging employees of the Company, its subsidiaries and affiliated entities and its non-employee directors to acquire or increase their equity interest in the Company, and to relate compensation to performance goals of the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. In addition, the Board of Directors believes that through the Plan, the Company, its subsidiaries and its affiliated entities are better able to compete for the services of personnel needed for growth and success. In our opinion, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The full text of the Plan, as amended and restated is set forth in Appendix A to this Proxy Statement. Certain features of the Plan are summarized below, but this summary is qualified in its entirety by reference to the full text of the Plan. All capitalized terms not defined herein have the meanings set forth in the Plan.

Amendments

If approved by our stockholders, the amendments to the Plan would:

•	increase the number of shares available under the Plan by an additional 7,000,000 shares;

•	restrict the number of full value awards available to grant on or after January 29, 2009 under the Plan to 3,500,000 shares;

•	limit the term of each Stock Appreciation Right award to ten years;

•	prohibit stock-settled Stock Appreciation Right awards to be counted against the Plan on a net basis (meaning that the total number of shares exercised shall be counted against the share pool);

•	prohibit dividends or other distributions from being paid on Performance Shares or Performance Units until the award vests;

•

amend the change of control definition to increase the beneficial ownership percentage required upon the acquisition of the then outstanding shares of common stock of the Company from 25% to 40% for awards granted after January 29, 2009;

•

provide for acceleration of equity awards upon a change of control only if the Employee is terminated without Cause by the Company or for Good Reason by Employee, or if a director does not remain a director immediately after a Change of Control or is not asked to stand for re-election to the Board of Directors, as the case may be, within two years after a Change of Control for awards granted after January 29, 2009; and

•	prohibit parachute tax gross-ups on awards granted after January 29, 2009.

Summary of Key Terms of the Plan

Types of Awards

The Plan permits the granting of the following types of awards to employees and directors: stock options to purchase shares of common stock (“Options”), which may be either incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Code, or options that do not constitute Incentive Stock Options (“Nonqualified Options”). The Plan also permits the granting of stock-based awards (“Performance Stock,” “Performance Units” and “Bonus Stock”); cash awards (including “Tandem Cash Tax Rights,” “Performance Cash Awards” and “Bonus Cash Awards”); and Stock Appreciation Rights and Phantom Stock, as summarized below (collectively, “Stock Awards”). The amount of Stock Awards, excluding Stock Appreciation Rights, available to grant under the Plan after January 29, 2009 is limited to 3,500,000 shares.

Eligibility for Participation

Incentive Stock Options may be granted only to individuals who are employees (whether or not they are directors) of the Company, any parent or subsidiary corporation (within the meaning of Section 424 of the Code) of the Company or any member of a controlled group with the Company (“Affiliate”). All other Awards may be granted to either employees or non-employee directors of the Company. As of the date of this Proxy Statement, approximately 700 employees and six non-employee directors are eligible to participate in the Plan.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors, consisting of two or more directors of the Company appointed by the Board of Directors. The members of the Executive Compensation Committee, as of the date of this Proxy Statement, are Messrs. Don D. Jordan (Chairman), L. William Heiligbrodt, John R. Huff, Michael E. Patrick and James L. Payne. Subject to the terms and conditions of the Plan, the Compensation Committee has authority to determine the employees and directors who are to be granted Options and Awards, the number of shares to be issued pursuant to such Options and Awards (within the limits of the Plan), to interpret the Plan and all option and award agreements and to administer the Plan.

Amendment and Termination

The Board of Directors in its discretion may amend, suspend or terminate the Plan. Any amendment would require the approval of the stockholders of the Company if required by applicable law or the rules of the New York Stock Exchange, and no amendment, suspension or termination of the Plan may cause the Plan to fail to meet the requirements of Rule 16b-3 of the Exchange Act or may, without the consent of the holder of an Award, terminate an Award or adversely affect such person’s rights in any material respect.

Options

The Compensation Committee has the authority to grant Options in such form as the Compensation Committee may from time to time approve subject to the terms of the Plan. No individual may receive more than 1,000,000 Options under the Plan during any calendar year.

Manner of Exercise

To exercise an Option granted under the Plan, the person entitled to exercise the Option must deliver to the Company payment in full of the exercise price for the shares being purchased, together with any required withholding tax in the case of the exercise of a Nonqualified Option. The payment must either be in cash or check acceptable to the Company, through delivery to the Company of shares of Common Stock already owned by the person, by sale through a broker, or by any combination thereof. The value of each share of Common Stock delivered will be deemed to be equal to the per share price of the last sale of Common Stock in regular trading on the New York Stock Exchange on the trading day prior to the date the Option is exercised, as reported in The Wall Street Journal.

Exercise Price

The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be equal to the fair market value per share of Common Stock at the time of the grant based on the last sale of Common Stock in regular trading on the New York Stock Exchange on the trading day prior to the grant of such Option, as reported in the Wall Street Journal. The Plan expressly prohibits the repricing of Options except in the event of adjustments for stock splits and other corporate events.

Option Term

No Option may be exercised later than the date which is ten years after the date of grant. The Compensation Committee may, in its discretion, provide in an option agreement (other than an Incentive Stock Option agreement) that the option right granted to the individual may be transferred as provided in such option agreement.

Performance Stock, Performance Units and Bonus Stock

The Compensation Committee has the authority to grant awards (subject to the limitations set forth below) of Performance Stock (restricted shares of Common Stock) and Performance Units (rights to receive shares of Common Stock upon achievement of certain performance criteria). No individual may receive more than 1,000,000 Performance Stock and/or Performance Unit Awards under the Plan during any calendar year.

Vesting

No Performance Stock or Performance Units granted under the Plan shall become vested earlier than one year from the date of grant nor later than ten years after the date of grant (the “Performance Period”), subject to the exceptions described below under “—Vesting and Acceleration.” Each share of Performance Stock and each Performance Unit shall become vested upon the achievement of such performance goals (by the Company and/or individual) over such Performance Period as the Compensation Committee in its discretion may determine at, or prior to, the grant of such Award. Performance Stock and Performance Units will not receive dividends or other distributions until such awards have vested.

Performance Goals

With respect to any Performance Stock or Performance Unit Award that is intended to meet the requirements of Section 162(m) of the Code, the performance goal or goals for such Award shall be with respect to one or more of the following: earnings per share; earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”); earnings before interest and taxes (“EBIT”); EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue; market share; sales; costs; return on equity; operating cash flow; return on net capital employed (“RONCE”) and/or stock price performance. The goals may be applied, where appropriate, with respect to an individual, a business unit or the

Company as a whole and need not be based on increases or positive results, but may be based on maintaining the status quo or limiting economic losses, for example. Which goals to use with respect to an Award of Performance Stock or Performance Units, the weighting of the goals if more than one is used, and whether the goal is to be measured against an established budget or target, an index or a peer group of companies, shall be determined by the Compensation Committee at the time of grant of the Award.

Bonus Stock

In addition to Performance Stock and Performance Units, the Compensation Committee may grant shares of Bonus Stock to employees and non-employee directors. Bonus Stock may be issued only (i) up to 5% of the total number of shares authorized under the Plan or (ii) in lieu of otherwise available cash compensation. Shares issued in lieu of cash compensation will not be counted for the purposes of the 5% limitation.

Tandem Cash Tax Rights, Performance Cash Awards and Bonus Cash Awards

Tandem Cash Tax Rights

With respect to awards of Performance Stock, Performance Units, Stock Appreciation Rights or Phantom Stock, the Compensation Committee may grant a Tandem Cash Tax Right that will entitle a recipient to receive a cash amount from the Company sufficient to gross up the value of such Award to equal its value before any federal, state and other taxes payable thereon. The amount of such awards that are granted is correlated to the Tandem Cash Tax Rights associated with the award as discussed in more detail under the heading “Compensation Discussion and Analysis—Executive Compensation Components—Long Term Incentives—Tandem Cash Tax Rights.”

Cash Awards

Cash Awards may also include Performance Cash Awards, which are cash awards subject to achievement of certain performance goals over a specified period (the “Performance Period”). With respect to any Performance Cash Award grant that is intended to meet the requirements of Section 162(m) of the Code, the performance goal or goals for such Award shall be with respect to one or more of the following: earnings per share; EBITDA; EBIT; EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue; market share; sales; costs; return on equity; operating cash flow; RONCE and/or stock price performance. The goals may be applied, where appropriate, with respect to an individual, a business unit or the Company as a whole and need not be based on increases or positive results, but may be based on maintaining the status quo or limiting economic losses, for example. Which goals to use with respect to a Performance Cash Award, the weighting of the goals if more than one is used, and whether the goal is to be measured against an established budget or target, an index or a peer group of companies, shall be determined by the Compensation Committee at the time of grant of the Cash Award.

With respect to any outstanding Performance Cash Award, the Compensation Committee may, at any time or times, without the consent of the Plan participant, amend the performance objectives and/or the Performance Period for earning such Award. No individual may receive a Performance Cash Award in excess of $5,000,000 under the Plan during any calendar year.

Bonus Cash Award

The Compensation Committee may, from time to time and subject to the provisions of the Plan, grant Bonus Cash Awards. Bonus Cash Awards are cash payments that are not subject to a Performance Period.

Stock Appreciation Rights and Phantom Stock

The Compensation Committee may grant Stock Appreciation Rights (rights to receive the excess of the fair market value of the Common Stock on the date of exercise over the grant price as determined by the Compensation Committee, which grant price shall not be less than fair market value of the Common Stock on the date of grant) in either cash or shares of Common Stock or any combination thereof. The term of each Stock Appreciation Right is limited to ten years. Stock Appreciation Rights may be granted independently or in combination with an Option. A Stock Appreciation Right granted in connection with an Option shall entitle a Plan participant, upon exercise thereof, to surrender the Option and receive a cash payment upon cancellation of the Option. The Compensation Committee shall determine at the date of grant the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised. The amount of stock-settled Stock Appreciation Rights are counted on a gross basis against the Plan.

The Compensation Committee may grant Phantom Stock Awards, which are rights to receive a specified number of shares of Common Stock or cash equal to the fair market value of a specified number of shares of Common Stock at the end of a specified deferral period. Phantom Stock Awards may include performance goals as described for Performance Stock and Performance Units.

No individual may receive more than 1,000,000 Stock Appreciation Rights and/or Phantom Stock Awards during any calendar year.

Vesting and Acceleration

Awards of Performance Stock, Performance Units, Bonus Stock, Performance Cash Awards and Phantom Stock will be subject to a performance, vesting, exercise or deferral period of at least one year, and may be subject to additional restrictions and conditions, except when acceleration is permitted under the Plan. Phantom Stock that is not subject to performance criteria will be subject to a deferral period of at least three years, which may include vesting in ratable increments over such period.

•

Awards of Performance Stock, Performance Units and Performance Cash Awards may provide for acceleration of such Awards made to employees and non-employee directors in the event of death, disability or retirement.

•

With respect to Phantom Stock, in the case of death, disability or retirement, non-employee directors will not forfeit such Award but will automatically receive the Award at the end of the deferral period. The Compensation Committee has discretion to waive the deferral period applicable to Phantom Stock awarded to employees in the event of death, disability or retirement.

Adjustments to Shares

In the event the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of the Company or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Compensation Committee will make an appropriate and equitable adjustment in the number and kind of shares of Common Stock subject to the Plan (including shares of Common Stock as to which all outstanding Options, or portions thereof then unexercised, are exercisable) so that after such event the shares of Common Stock subject to the Plan and the proportionate interest of each Option or Award will be maintained as before the occurrence of such event. Any such adjustment made by the Compensation Committee will be final and binding upon the Company and all other interested persons.

Change of Control

A change of control is defined generally as: (i) certain reorganizations, mergers, consolidations or liquidations, or (ii) for awards granted prior to January 29, 2009, certain acquisitions by a person, entity or group of 25% or more of the Company’s outstanding Common Stock or 25% of the combined voting power of the then outstanding voting securities of the Company, or (iii) for awards granted after January 29, 2009, certain acquisitions by a person, entity or group of 40% or more of the Company’s outstanding Common Stock or 40%

of the combined voting power of the then outstanding voting securities of the Company. For awards granted prior to January 29, 2009, upon a change of control, each Option and Stock Award that is not then immediately exercisable in full shall be immediately exercisable in full. For awards granted on or after January 29, 2009, each Option and Stock Award not then immediately exercisable in full shall be immediately exercisable in full only if an Employee’s employment is terminated without Cause by the Company or for Good Reason by Employee, or if a director does not remain a director immediately after a Change of Control or is not asked to stand for re-election to the Board of Directors, as the case may be, within two years after a Change of Control.

U.S. Federal Income Tax Consequences of the Plan

In General

The Plan is not qualified under Section 401(a) of the Code.

The following summary is based on the applicable provisions of the Code as currently in effect and the income tax regulations and proposed income tax regulations thereunder.

Status of Options

Options granted under the Plan may be either Incentive Stock Options or Nonqualified Options. Under certain circumstances, an Incentive Stock Option may be treated as a Nonqualified Option. The tax consequences both to the Optionee and to the Company differ depending on whether an Option is an Incentive Stock Option or a Nonqualified Option.

Nonqualified Options

No federal income tax is imposed on the Optionee upon the grant of a Nonqualified Option. Upon the exercise of a Nonqualified Option, the Optionee will be treated as receiving compensation, taxable as ordinary income in the year of exercise. The amount recognized as ordinary income upon exercise is the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price paid for such Common Stock. At the time Common Stock received upon exercise of a Nonqualified Option is disposed of, any difference between the fair market value of the shares of Common Stock at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss.

Upon an Optionee’s exercise of a Nonqualified Option, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for the compensation paid at the same time and in the same amount as compensation is treated as being received by the Optionee, assuming the Company satisfies the federal income tax reporting requirements with respect to such compensation. The Company is not entitled to any tax deduction in connection with a subsequent disposition by the Optionee of the shares of Common Stock.

Incentive Stock Options

No federal income tax is imposed on the Optionee upon the grant of an Incentive Stock Option. The Optionee would recognize no taxable income upon exercise of an Incentive Stock Option if the Optionee (a) does not dispose of the shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option within two years from the date the Option was granted or within one year after the shares of Common Stock were transferred to the Optionee (the “Holding Period”) and (b) is an employee of either (i) the company granting the Option, (ii) the parent company or a subsidiary of such corporation or (iii) a corporation which has assumed such Option of another corporation as a result of a corporate reorganization, merger or similar transaction. Such employment must continue for the entire time from the date the Option was granted until three months before the date of exercise, or 12 months before the date of exercise if employment ceases due to permanent and total disability. If Common Stock received upon exercise of an Incentive Stock Option is disposed of after completion of the Holding Period, any difference between the exercise price paid for such Common Stock and the amount realized on the disposition would be treated as a capital gain or loss. The Company would not be entitled to any deduction in connection with the grant or exercise of the Option or the disposition of the shares of Common Stock so acquired.

Performance Stock and Performance Units

In general, a participant who receives either a Performance Stock Award or a Performance Unit Award will not be taxed on receipt of the Award, but instead the fair market value of the Common Stock or the cash received will be taxable as ordinary compensation income (i) with respect to a Performance Stock Award, on the date that the shares of Common Stock cease to be subject to forfeiture and (ii) with respect to a Performance Unit Award, on the date that the Common Stock or cash is received in payment of the Award. Subject to the application of Section 162(m) of the Code as discussed below, the Company will be entitled to a deduction for a corresponding amount.

Bonus Stock

In general, a person will treat the fair market value of Bonus Stock Awards on the date such amount is received as compensation, taxable as ordinary income. Subject to the application of Section 162(m) of the Code as discussed below, the Company will be entitled to a deduction for the corresponding amount assuming any federal income tax reporting requirements are satisfied.

Cash Awards

Generally, a Cash Award would be compensation income, subject to tax at ordinary income tax rates when paid. Subject to the application of Section 162(m) of the Code as discussed below, the Company will be entitled to a deduction for the corresponding amount.

Stock Appreciation Rights and Phantom Stock

The amount received upon exercise of a Stock Appreciation Right or upon receipt of cash or stock pursuant to an award of Phantom Stock is included in taxable income at the time the cash or stock is received. In the case of receipt of stock the amount included in income is the fair market value of the stock received. Subject to Section 162(m) described below, the Company will be entitled to a deduction at the same time and in the same amount as the income recognized by the Plan participant.

Additional Tax Consequences

Section 162(m) of the Code places a $1 million cap on the deductible compensation that may be paid to certain executives of publicly traded corporations. Amounts that qualify as “performance based” compensation under Section 162(m)(4)(C) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, Options granted with an exercise price at least equal to the fair market value of the stock on the date of grant will qualify as performance-based compensation. Other Awards may or may not so qualify, depending on their terms.

PROPOSAL 3: RATIFICATION OF DELOITTE & TOUCHE LLP

Deloitte & Touche LLP (“Deloitte & Touche”) has been approved by the Audit Committee, as well as the Board of Directors, as the independent registered public accounting firm to audit the accounts of the Company for fiscal year 2009. Deloitte & Touche audited our consolidated financial statements for fiscal 2008, and has advised us that it will have a representative available at the 2009 Annual Meeting to respond to appropriate questions. Such representative will be permitted to make a statement if he or she so desires.

Recommendation

The Board of Directors recommends a vote FOR the ratification of the selection of Deloitte & Touche as the Company’s independent auditors for fiscal 2009. The affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2009 Annual Meeting is required to ratify the appointment of Deloitte & Touche.

FEES PAID TO DELOITTE & TOUCHE

Deloitte & Touche has billed the Company and its subsidiaries fees as set forth in the table below for (1) the audits of the Company’s 2007 and 2008 annual financial statements, the audit of the 2007 and 2008 report on internal control over financial reporting, reviews of quarterly financial statements, and review of other documents filed with the Securities and Exchange Commission, and (2) assurance and other services reasonably related to the audit or review of the Company’s financial statements.

	Audit Fees	Audit-Related Fees (2)
	(In Thousands)
Fiscal Year 2008 (1)	$4,769	$238
Fiscal Year 2007 (1)	$6,634	$158

(1)	There were no fees billed in fiscal year 2007 or 2008 that would constitute “All Other Fees” or “Tax Fees.”

(2)	The services comprising “Audit-Related Fees” included audits of the Company’s employee benefit plans and internal controls consultation. In addition, for fiscal year 2008 Audit-Related Fees included fees for statutory audits and fees relating to work in connection with the preparation and filing of a registration statement for the issuance of the Company’s Senior Notes due 2018.

The Audit Committee of the Board of Directors has adopted policies regarding the pre-approval of auditor services. Specifically, the Audit Committee pre-approves all services provided by the independent public accountants for the fiscal year. Any additional services not previously approved must be pre-approved on a case-by-case basis. The Audit Committee reviews the actual and budgeted fees for the independent public accountants at its May and November meetings. All of the services provided by Deloitte & Touche LLP during fiscal year 2007 and 2008 were approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of reports on Forms 3 and 4 and amendments thereto furnished to us during fiscal 2008, reports on Form 5 and amendments thereto furnished to us with respect to fiscal 2008 and written representations from officers and directors that no Form 5 was required to be filed, we believe that all filing requirements applicable to our officers, directors and beneficial owners of more than 10% of our Common Stock under Section 16(a) of the Exchange Act were complied with during fiscal 2008.

SOLICITATION

We are soliciting proxies for the 2009 Annual Meeting and will bear the cost of such solicitation. In addition to solicitation by the Internet, certain of our directors, officers or regular employees may, without extra compensation, solicit the return of proxies by telephone or mail. Arrangements will be made with brokerage houses, custodians and other fiduciaries to send proxy material to their principals, and we will reimburse these parties for any out-of-pocket expenses. We have arranged for the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies. Georgeson’s fees will be paid by us and are estimated to be $8,500, excluding out-of-pocket expenses.

VOTING PROCEDURES

A majority of the outstanding shares of common stock present or represented by proxy at the 2009 Annual Meeting constitutes a quorum for the transaction of business. The inspector of elections appointed by us will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. The affirmative vote of holders of a plurality of the common stock present or represented by proxy at the meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. On any other matters presented for a vote of stockholders, the affirmative vote of holders of a majority of the common stock present or represented by proxy at the meeting and entitled to vote is required. Therefore, on any such matters, abstentions have the effect of a negative vote, and broker non-votes will not be taken into account.

PROPOSALS OF STOCKHOLDERS

Stockholders of record who intend to submit a proposal at the Annual Meeting of Stockholders to be held in 2010 must submit the proposal in writing to our Secretary of the Company at 4601 Westway Park Blvd, Houston, Texas 77041, and we must receive the proposal not later than August 21, 2009 (the 120th day prior to the anniversary of the date this Proxy Statement was first made available to stockholders, or December 19, 2009). Proposals submitted for inclusion in our proxy materials must comply with Rule 14a-8 under the Exchange Act.

In order for stockholder proposals to be properly submitted for presentation at our Annual Meeting of Stockholders in 2010, we must receive notice of the proposal by October 31, 2009 (the 90th day prior to January 29, 2010, the anniversary date of our 2009 Annual Meeting of Stockholders). Your proposal must comply with our Bylaws.

ADDITIONAL INFORMATION

Our Corporate Governance Guidelines, Supplemental Code of Ethics, Corporate Compliance and Business Ethics Manual, Related Party Transaction Policy and charters of the Audit Committee, the Nominating and Governance Committee and the Executive Compensation Committee are available on our website at www.bjservices.com, and copies of these documents are available to stockholders, without charge, upon request.

We will furnish a copy of our Annual Report on Form 10-K for the year ended September 30, 2008, without exhibits, the proxy statement or the Notice of Internet Availability of Proxy Materials, free of charge to each person who forwards a written request to Investor Relations, BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442.

Amended and Restated BJ Services Company

2003 Incentive Plan

i

ii

ARTICLE I.

INTRODUCTION

1. Purpose. The AMENDED AND RESTATED BJ SERVICES COMPANY 2003 INCENTIVE PLAN (as amended and restated, the “Plan”) is intended to promote the interests of BJ SERVICES COMPANY (the “Company”) and its Affiliates stockholders by encouraging employees of the Company and its Affiliates and non-employee directors of the Company to acquire or increase their equity interest in the Company and to relate compensation to Company performance goals, thereby giving employees and directors an added incentive to work toward the continued growth and success of the Company. The Board of Directors of the Company (the “Board”) also contemplates that through the Plan, the Company and its Affiliates will be better able to compete for the services of personnel needed for the continued growth and success of the Company. However, nothing in this Plan shall operate or be construed to prevent the Company from granting bonuses and other stock awards outside of this Plan.

2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means (i) any “parent corporation” of the Company (as defined in section 424(e) of the Code), (ii) any “subsidiary corporation” of any such parent corporation (as defined in section 424(f) of the Code) of the Company and (iii) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (e) of the Code) with the Company.

“Awards” means, collectively, Options, Bonus Stock, Performance Stock, Performance Units, Phantom Stock, Stock Appreciation Rights or Cash Awards.

“Bonus Stock” is defined in Article V.

“Cause” for termination of any Participant who is a party to an agreement of employment with or services to the Company shall mean (i) the willful commission by a Participant of a criminal or other act that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or Affiliate; (ii) the commission by a Participant of an act of fraud in the performance of such Participant’s duties on behalf of the Company or an Affiliate; or (iii) the continuing willful failure of a Participant to perform the duties of such Participant to the Company or an Affiliate (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Participant by the Company or an Affiliate. For purposes of the Plan, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate, as the case may be.

“Change of Control” As used in the Plan, a “Change of Control” shall be deemed to have occurred upon, and shall mean (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 25% or more (such percentage to apply to Awards granted prior to January 29, 2009) or 40% or more (such percentage to apply to Awards granted on or after January 29, 2009) of either (i) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clause

(i), (ii) and (iii) of clause (c) of this definition are satisfied; (b) the approval by the Company’s stockholders of the sale or disposition of all or substantially all of the Company’s assets or the dissolution or liquidation of the Company; or (c) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless immediately following such reorganization, merger or consolidation (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan(s) (or related trust(s)) of the Company and/or its subsidiaries or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more (such percentage to apply to Awards granted prior to January 29, 2009) or 40% or more (such percentage to apply to Awards granted on or after January 29, 2009) of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly , 25% or more (such percentage to apply to Awards granted prior to January 29, 2009) or 40% or more (such percentage to apply to Awards granted on or after January 29, 2009) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation. The “Incumbent Board” shall mean individuals who, as of the date the Plan is adopted by the Board, constitute the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (2) a plan or agreement to replace a majority of the members of the Board then comprising the Incumbent Board.

“Code” means the Internal Revenue Code of 1986 as amended and any regulations promulgated pursuant thereto.

“Committee” means a committee appointed by the Board to administer the Plan. The Committee shall consist solely of two or more persons who are “outside directors” as described in Section 162(m)(4)(c)(i) of the Code and “non-employee directors” as defined in Rule 16b-3 of the Act.

“Common Stock” means shares of common stock, $.10 par value per share of the Company. Each share of Common Stock includes an associated one-quarter preferred share purchase right.

“Covered Employee” shall mean the Chief Executive Officer of the Company or the four highest paid officers of the Company other than the Chief Executive Officer as described in Section 162(m)(3) of the Code.

“Disability” means shall mean that a Participant is suffering from a mental or physical disability, which, in the opinion of the Board, prevents the Participant from performing his regular duties and is expected to be of long continued duration or to result in death.

“Employee” means any employee of the Company or an Affiliate and includes officers.

“Employment” includes any period in which a Participant is an Employee of the Company or an Affiliate.

“Fair Market Value Per Share” means the per share price of the last sale of Common Stock in regular trading on the New York Stock Exchange on the trading day prior to the date of determination as reported in the Wall Street Journal. If the Common Stock is not listed on the New York Stock Exchange on such date, the Fair Market Value Per Share shall be based on the closing price of the Common Stock on the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, for the date of the determination, or if no trade of the Common Stock shall have been reported for such date, the closing sales price quoted on such exchange for the most recent trade prior to the determination date. If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization as of the determination date, the Committee shall determine the Fair Market Value Per Share in good faith using any fair and reasonable means selected in its discretion.

“Good Reason” means any of the following:

(1) Employee is assigned any duties materially and adversely inconsistent with Employee’s positions, duties and responsibilities with the Company immediately prior to a Change of Control (it being understood that a change in title or reporting responsibility alone does not constitute “materially and adversely inconsistent” duties), except in each case in connection with the termination of Employee’s employment for Cause, or Disability, or as a result of Employee’s death, or by Employee for other than Good Reason and excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee; or

(2) Employee’s annual rate of base salary is materially reduced from that in effect immediately prior to a Change of Control or as the same may be increased from time to time thereafter (such annual rate of base salary, as so increased (if applicable) but prior to such reduction, is referred to hereinafter as the “Base Salary”); or

(3) the Company fails to continue the Company’s annual cash bonus plan for incentive eligible employees as the same may be modified from time to time, but substantially in the form in effect prior to the date of the Change of Control (the “Bonus Plan”), (unless the Bonus Plan is replaced within a reasonable time with a plan that is substantively similar or otherwise provides for benefits that are materially equivalent or greater than the benefits provided under the Bonus Plan (the “Substitute Plan”)) or fails to continue Employee as a participant in the Bonus Plan or the Substitute Plan, or materially reduces Employee’s “Entry Level,” “Expected Value,” or “Over-Achievement” guideline percentages under the Bonus Plan or the Substitute Plan from that in effect immediately prior to a Change of Control or as increased thereafter with respect to Employee. For this purpose, a material reduction shall be deemed to have occurred if the reduction in the Expected Value or Over-Achievement guidelines percentage is 10% or more (i.e. -40% is reduced to 36%); or

(4) the Company fails to continue in effect any material benefit or compensation plan, including, but not limited to, the Company’s 1995 Incentive Plan, 1997 Incentive Plan, 2000 Incentive Plan, 2003 Incentive Plan, qualified retirement plan, perquisite plan, and/or health and accident plan, in which Employee is participating immediately prior to a Change of Control, or plans providing Employee with substantially similar benefits, or the Company takes any action that would materially adversely affect Employee’s participation in or reduce Employee’s benefits under any of such plans (excluding any such action by the Company that is required by law); or

(5) the Employee is required to relocate his office to a location more than 75 miles from where his office was located on the date of the Change of Control.

“Incentive Stock Option” means any option that satisfies the requirements of Code Section 422 and is granted pursuant to Article III of the Plan.

“Non-Employee Director” means any person who is a member of the Board but who is not an Employee of the Company or any Affiliate.

“Non-Qualified Option” shall mean an option not intended to satisfy the requirements of Code Section 422 and which is granted pursuant to Article II of the Plan.

“Option” means an option to acquire Common Stock granted pursuant to the provisions of the Plan, and refers to either an Incentive Stock Option or a Non-Qualified Stock Option, or both, as applicable.

“Option Expiration Date” means the date determined by Committee, which shall not be more than ten years after the date of grant of an Option.

“Optionee” means a Participant who has received or will receive an Option.

“Participant” means any Non-Employee Director or Employee granted an Award under the Plan.

“Performance Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

“Performance Stock” shall mean any share of Common Stock, prior to the lapse of restrictions thereon, granted under Article IV of the Plan.

“Performance Unit” means an Award granted pursuant to Article IV of the Plan of the right to receive shares of Common Stock issued at the end of a Performance Period.

“Retirement” shall mean (i) the termination of an Employee’s Employment with the Company, or its Affiliates on or after an Employee reaches age 60 (provided that without limiting any powers conferred on the Committee or the Board under the Plan, Awards granted to such persons may be subject to forfeiture upon conditions imposed by the Committee in its discretion) or (ii) the termination of service of a Non-Employee Director following a period of service on the Board of at least three years, in each case for reasons other than death, Disability or Cause.

3. Shares Subject to the Plan and Awards. The aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 15,000,000. No more than 3,500,000 shares of Common Stock authorized under the Plan shall be available for awards of Performance Stock, Performance Units, or Phantom Stock that are granted on or after January 29, 2009. Bonus stock shall not be awarded in excess of 5% of the total number of shares authorized under the Plan. However, in the event that at any time after the effective date of the Plan the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall be ratably adjusted by the Committee. With respect to any of the events described in the preceding sentence, the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number of shares of Common Stock with respect to which Awards may be granted, (b) the number of shares of Common Stock subject to outstanding Awards, and (c) the grant or exercise price with respect to an Award. The Committee’s determinations shall be final and binding upon the Company and all other interested persons. In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan is reduced for any reason whatsoever or in the event any Award granted under the Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available under the Plan for the grant of additional Awards. Shares issued pursuant to the Plan shall be fully paid and nonassessable.

4. Administration of the Plan. The Plan shall be administered by the Committee or, if none, the Board. Subject to the provisions of the Plan, the Committee shall interpret the Plan and all awards under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award under the Plan in the manner and to the extent that the Committee deems desirable to effectuate the Plan. Any action taken or determination made by the Committee pursuant to this and the other sections of the Plan shall be binding on all parties. The act or determination of a majority of the Committee shall be deemed to be the act or determination of the Committee.

Subject to the following, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the President of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose. Upon any such delegation all references in the Plan to the “Committee” shall be deemed to include the President; provided, however, that such delegation shall not limit the President’s right to receive Awards under the Plan. Notwithstanding the foregoing, the President may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is a Covered Employee, or who is an officer or a director of the Company or otherwise subject to Section 16(b) of the Act.

5. Amendment and Discontinuance of the Plan. The Board may amend. suspend or terminate the Plan; provided, however, that each such amendment of the Plan (a) extending the period within which Awards may be made under the Plan, (b) increasing the number of shares of Common Stock to be awarded under the Plan, except as provided in Article I, Section 3, Article II, Section 3(e) and Article III, Section 3(e), (c) reducing the option exercise price per share provided in the Plan, except as provided in Article I, Section 3, Article II, Section 3(e) and Article III, Section 3(e), (d) changing the class of persons to whom Awards may be made under the Plan, or (e) otherwise amending an Award or the Plan in a manner which would constitute a “material revision” of the Award or the Plan (as that term is used in the rules of the New York Stock Exchange) shall be subject to shareholder approval, and provided, further, that no amendment, suspension or termination of the Plan may cause the Plan to fail to meet the requirements of Rule 16b-3 or may, without the consent of the holder of an Award, terminate such Award or adversely affect such person’s rights in any material respect.

6. Granting of Discretionary Awards. The Committee shall have the authority to grant, prior to the expiration date of the Plan, to such Employees and Non-Employee Directors as may be selected by it, options to purchase shares of Common Stock and awards of Performance Stock, Performance Units, Bonus Stock, Stock Appreciation Rights, Phantom Stock and/or Cash Awards on the terms and conditions hereinafter set forth. Stock issued with respect to an Award under the Plan may be authorized but unissued, or reacquired shares of Common Stock. The Committee shall also have the authority to determine whether options are granted pursuant to Article II or Article III, as hereinafter set forth; provided, however, only Employees may be granted options pursuant to Article III. In selecting Participants, and in determining the number of shares to be covered by each Award granted to such individual, the Committee may consider such factors that it may consider relevant. Further, the Committee shall have the authority to grant options in substitution for options held by individuals employed by corporations who become Employees of the Company, its subsidiaries, or affiliated entities as a result of a merger or consolidation or other business combination of such individual’s employing corporation with the Company, any such subsidiary, or any such affiliated entity.

7. Term of Plan. The Plan shall be effective as of November 20, 2003 (the “Effective Date”). The provisions of the Plan are applicable to all Awards granted on or after the Effective Date. All Awards granted pursuant to the Plan shall be contingent upon shareholder approval of the Plan at the first meeting of shareholders occurring after the Effective Date. Except with respect to Awards then outstanding, the Plan, if not sooner terminated under the provisions of Article I, Section 5, shall terminate upon, and no further Awards shall be made, after the tenth (10th) anniversary of the Effective Date.

8. Rule 16b-3 Compliance. The Company intends that:

(a) the Plan meet the requirements of Rule 16b-3;

(b) transactions of the type specified in Rule 16b-3 by Non-Employee Directors pursuant to the Plan will be exempt from the operation of Section 16(b) of the Act; and

(c) transactions of the type specified in Rule 16b-3 by officers of the Company (whether or not they are directors) pursuant to the Plan will be exempt from the operation of Section 16(b) of the Act.

In all cases, the terms, provisions, conditions and limitations of the Plan shall be construed and interpreted consistent with the Company’s intent as stated in this Article 1, Section 8.

ARTICLE II.

NONQUALIFIED STOCK OPTIONS

1. Eligible Individuals. Employees and Non-Employee Directors shall be eligible to receive Nonqualified Options under this Article II; provided, however, no such person may receive more than 1,000,000 Nonqualified Options and/or Incentive Stock Options hereunder during any calendar year (subject to adjustment in the same manner provided in Article I, Section 3 with respect to shares of Common Stock available under the Plan).

2. Calculation of Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Option granted under this Article II shall be the Fair Market Value Per Share on the date of grant of such Option. The exercise price for each Option granted under Article II shall be subject to adjustment as provided in Article II, Section  3(e) below.

3. Terms and Conditions of Options. Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent herewith, as the Committee shall deem desirable:

(a) Option Period and Conditions and Limitations on Exercise. No Nonqualified Option shall be exercisable later than the date which is ten years after the date of grant (the “Option Expiration Date”). To the extent not prohibited by other provisions of the Plan, each Nonqualified Option shall be exercisable at such time or times as the Committee, in its discretion, may establish in the Option Agreement.

(b) Termination of Service and Death. The Committee shall determine and shall set forth in the Option Agreement the extent to which, if any, and the manner in which an Option may be exercised following termination of a Participant’s employment or service as a director. To the extent exercisable. an Option granted under Article II may be exercised by the Participant’s estate or by the person or persons who acquire the right to exercise his Option by bequest or inheritance with respect to any or all of the shares remaining subject to his Option at the time of his death. The Committee, in its discretion, may extend the period for exercise of any Option upon a Participant’s termination, but in no event may any Option be exercised later than the Option Expiration Date.

(c) Manner of Exercise. In order to exercise an Option, the person or persons entitled to exercise it shall deliver to the Company payment in full for the shares being purchased, together with any required withholding taxes. The payment of the exercise price for each Option shall either be (i) in cash or by check payable and acceptable to the Company, (ii) by tendering to the Company shares of Common Stock owned by the person having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price (and any required withholding) for the shares with respect to which the Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or (iii) by delivering to the Company and to a broker a properly executed exercise notice and irrevocable instructions to such broker to deliver to the Company cash or a check payable and acceptable to the Company to pay the Option exercise price and any applicable withholding taxes. Upon receipt of the cash or check from the broker, the Company will deliver to the broker the shares for which the Option is exercised. In the event that the person elects to make payment as allowed under clause (ii) above, the Company may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. If the Company so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to or for resale in connection with, any distribution of such shares.

(d) Options not Transferable. Except as provided in Article VIII, no Nonqualified Option granted under Article II shall be transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of the Participant to whom any Option is granted, it shall be exercisable only by the Optionee. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Nonqualified Option granted under Article II, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee and shall, at the sole discretion of the Committee, result in forfeiture of the Option with respect to the shares involved in such attempt.

(e) Adjustment of Shares. In the event that at any time after the Effective Date of the Plan the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares as to which all outstanding Nonqualified Options granted under Article II, or portions thereof then unexercised, shall be exercisable, and with any necessary corresponding adjustment in exercise price per share, to the end that after such event the shares subject to Article II of the Plan and each Optionee’s proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Committee shall be final and binding upon all Optionees, the Company, and all other interested persons.

(f) Listing and Registration of Shares. Each Option granted under Article II shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to such Option under any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been free of any conditions not acceptable to the Committee.

4. Amendment. The Committee may, with the consent of the person or persons entitled to exercise any outstanding Option granted under Article II, amend such Option. The Committee may at any time or from time to time, in its discretion, in the case of any Option previously granted under Article II which is not then immediately exercisable in full, accelerate the time or times at which such Option may be exercised to any earlier time or times.

5. Acceleration Upon a Change of Control. Notwithstanding any provision in the Plan or in any document or instrument evidencing a Nonqualified Option granted under the Plan,

(a) upon the occurrence of a Change of Control, each Nonqualified Option granted prior to January 29, 2009 which is not immediately exercisable in full, shall be immediately exercisable in full; and

(b) if an Employee’s employment is terminated without Cause by the Company or for Good Reason by Employee, or if a director does not remain a director immediately after a Change of Control or is not asked to stand for re-election to the Board of Directors, as the case may be, within two years after a Change of Control, then each Nonqualified Option granted to such Employee or director on or after January 29, 2009 which is not immediately exercisable in full, shall be immediately exercisable in full. For purposes of this Plan, any termination by Employee for Good Reason pursuant to this section shall be communicated by a written Notice of Termination to the Company. For purposes of this section, a “Notice of Termination” means a notice that indicates the specific Good Reason provision in this Plan relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment. The Employee is required to provide notice to the Company of the existence of the Good Reason condition within 90 days of the initial existence of the condition. The Company will have an additional 30 days after receipt of the Notice of Termination to remedy the condition. If the Company remedies the condition(s) within this required period, the Employee will not be entitled to the accelerated vesting described in this section.

6. Vesting. The Committee shall set forth in the terms of the grant, the time or times at which each Option shall be exercisable; provided, however, that unless an Option grant specifically provides to the contrary, all Options held by a Non-Employee Director shall become immediately exercisable in full upon such Non-Employee Director’s death, Disability or Retirement.

ARTICLE III.

INCENTIVE STOCK OPTIONS

1. Eligible Employees. Employees shall be eligible to receive Incentive Stock Options under this Article III: provided, however, no such person may receive more than 1,000,000 Incentive Stock Options and/or Nonqualified Options hereunder during any calendar year (subject to adjustment in the same manner provided in Article I, Section 3 with respect to shares of Common Stock available under the Plan).

2. Calculation of Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Incentive Stock Option granted under Article III shall be the Fair Market Value Per Share at the time of grant; provided, however, than in the case of an Employee who, at the time such Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate, then the exercise price per share shall be at least 110% of the Fair Market Value Per Share of Common Stock at the time of grant. The exercise price for each Incentive Stock Option shall be subject to adjustment as provided in Article III, Section 3(e) below.

3. Terms and Conditions of Options. Incentive Stock Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent herewith, as the Committee shall deem desirable:

(a) Option Period and Conditions and Limitations on Exercise. No Incentive Stock Option shall be exercisable later than the date which is ten years after the date of grant: provided, however, that in the case of an Employee who, at the time such Option is granted, owns (within the meaning of Section 424(4) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its Affiliates, then such Option shall not be exercisable with respect to any of the shares subject to such Option later than the date which is five years after the date of grant. The date on which an Incentive Stock Option ultimately becomes unexercisable under the previous sentence is hereinafter referred to as the “ISO Expiration Date.” To the extent not prohibited by other provisions of the Plan, each Incentive Stock Option shall be exercisable at such time or times as the Committee in its discretion may establish in the Option Agreement.

(b) Termination of Employment and Death. The Committee shall determine and shall set forth in the Incentive Stock Option Agreement the extent to which, if any, and the manner in which an Incentive Stock Option may be exercised following termination of an Employee’s Employment. To the extent exercisable, an Incentive Stock Option granted under Article III may be exercised by the Participant’s estate or by the person or persons who acquire the right to exercise his Option by bequest or inheritance with respect to any or all of the shares remaining subject to his Option at the time of his death. The Committee, in its discretion, may extend the period for exercise of any Option upon an Optionee’s termination, but in no event later than the ISO Expiration Date.

In the event and to the extent that an Incentive Stock Option granted under Article III is not exercised (A) within three months after the Optionee’s termination of employment or (B) within one year after the Optionee’s employment is terminated because of disability within the meaning of Section 22(e)(3) of the Code, whichever is applicable, such Option shall be taxed as a Nonqualified Option. Further, in the event that an Employee ceases to be employed by the Company or an Affiliate, then, to the extent an Incentive Stock Option is not exercised within three months after the date of such cessation of employment such Option shall be taxed as a Nonqualified Option.

(c) Manner of Exercise. Options granted under this Article III shall be exercised in the manner described in Article II, Section 3(c) except to the extent that payment by the Optionee of any required withholding may not be required.

(d) Options not Transferable. No Incentive Stock Option shall be transferable otherwise than by will or by the laws of descent and distribution and, during the lifetime of the Optionee to whom any Option is granted, it shall be exercisable only by such Optionee. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Incentive Stock Option granted under Article III, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the Option with respect to the shares involved in such attempt.

(e) Adjustment of Shares. In the event that at any time after the Effective Date of the Plan the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares as to which all outstanding Incentive Stock Options granted under Article III, or portions thereof then unexercised, shall be exercisable, and with any necessary corresponding adjustment in exercise price per share, to the end that after such event the shares subject to Article III of the Plan and each Optionee’s proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Committee shall be final and binding upon all Optionees, the Company, and all other interested persons.

(f) Listing and Registration of Shares. Each Incentive Stock Option granted under Article III shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.

(g) Limitation on Amount. Notwithstanding any other provision of the Plan, to the extent that the aggregate Fair Market Value (determined as of the time the respective Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Employee during any calendar year under all Incentive Stock Option plans of the Company and any Affiliate exceeds $100,000, such Incentive Stock Options shall be taxed as Nonqualified Options. The Company shall determine, in accordance with applicable provisions of the Code and other administrative pronouncements, which of an Optionee’s Incentive Stock Options will be treated as Nonqualified Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination.

4. Amendment. The Committee may, with the consent of the person or persons entitled to exercise any outstanding Incentive Stock Option granted under Article III, amend such Incentive Stock Option. The Committee may at any time or from time to time, in its discretion, in the case of any Incentive Stock Option previously granted under Article III which is not then immediately exercisable in full, accelerate the time or times at which such Option may be exercised to any earlier time or times.

5. Acceleration upon a Change of Control. Notwithstanding any provision in Article III or in any document or instrument evidencing an Incentive Stock Option granted under Article III,

(a) upon the occurrence of a Change of Control, each Incentive Stock Option granted prior to January 29, 2009 under Article III, which is not immediately exercisable in full shall be immediately exercisable in full; and

(b) if an Employee’s employment is terminated without Cause by the Company or for Good Reason by Employee within two years after a Change of Control, then each Incentive Stock Option granted to such Employee on or after January 29, 2009 under Article III, which is not immediately exercisable in full shall be immediately exercisable in full. For purposes of this Plan, any termination by Employee for Good Reason pursuant to this section shall be communicated by a written Notice of Termination to the Company. For purposes of this section, a “Notice of Termination” means a notice that indicates the specific Good Reason provision in this Plan relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment. The Employee is required to provide notice to the Company of the existence of the Good Reason condition within 90 days of the initial existence of the condition. The Company will have an additional 30 days after receipt of the Notice of Termination to remedy the condition. If the Company remedies the condition(s) within this required period, the Employee will not be entitled to the accelerated vesting described in this section.

6. Notice of Disposition. The Committee may require any person who exercises an Incentive Stock Option to give prompt notice to the Company of any disposition of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years after the date of grant of such Option or within one year after the transfer of shares to such person.

ARTICLE IV.

PERFORMANCE STOCK AND PERFORMANCE UNITS

1. Eligible Individuals. Employees and Non-Employee Directors shall be eligible to receive awards of Performance Stock and/or Performance Units under this Article IV; provided, however, no one individual may receive more than 1,000,000 Performance Stock and/or Performance Unit awards hereunder during any calendar year (subject to adjustment in the same manner provided in Article I, Section 3 with respect to shares of Common Stock available under the Plan).

2. Terms and Conditions of Performance Awards. Shares of Performance Stock and Performance Units granted to an eligible individual (a “Grantee”) shall be, with respect to Performance Stock, a share of Common Stock and, with respect to a Performance Unit, a phantom share of Common Stock. Both types of Awards shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with Article IV, as the Committee shall deem desirable:

(a) Performance Period and Vesting. Subject to Article IV, Sections 3 and 4, no shares of Performance Stock or Performance Units granted under Article IV shall become vested. i.e., earned and nonforfeitable, earlier than the date which is one year from the date of grant nor later than the date which is ten years after the date of grant (the “Performance Period”). Each share of Performance Stock and each Performance Unit granted under Article IV shall become vested upon the achievement of such performance goals (Company and/or individual) over such Performance Period as the Committee, in its discretion, may determine at or prior to the grant of such performance Award. With respect to any Performance Stock or Performance Unit grant to any Covered Employee that is intended to meet the requirements of Section 162(m) of the Code, the performance goal or goals for such Award shall be with respect to one or more of the following: earnings per share; earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”); earnings before interest and taxes (“EBIT”); EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue; market share: sales; costs; return on equity, operating cash flow, return on net capital employed (“RONCE”) and/or stock price performance. The goals can be applied, where appropriate, with respect to an individual, a business unit or the Company as a whole and need not be based on increases or positive results, but can be based on maintaining the status quo or limiting economic losses, for example. Which goals to use with respect to a performance Award, the weighting of the goals if more than one is used, and whether the goal is to be measured against a Company-established budget or target, an index or a peer group of companies, shall also be determined by the Committee at the time of grant of the Award.

(b) Termination of Service and Death. The Committee shall determine and shall set forth in the Award the extent to which, if any, a Grantee’s rights with respect to each share of Performance Stock and each Performance Unit which is not then vested shall terminate upon termination of service.

(c) Performance Awards not Transferable. No shares of Performance Stock or Performance Units granted under Article IV shall be transferable otherwise than by will or by the laws of descent and distribution. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any shares of Performance Stock or Performance Units granted under Article V, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the shares of the Performance Stock or Performance Units involved in such attempt.

3. Amendment. The Committee may, at any time or times, without the consent of the Grantee, amend the performance objectives and/or the Performance Period for earning such Award; provided, however, that except in the case of death, Disability or Retirement, the Committee may not waive, amend or accelerate the Performance Period to be a period that is less than one year; and provided, further, that with respect to any outstanding Award that is intended to be exempt from section 409A of the Code as a short-term deferral, no such action by the Committee may be taken that causes the Award to fail to comply with section 409A of the Code.

4. Acceleration upon a Change of Control. Except as otherwise provided in any document or instrument evidencing Performance Stock or Performance Units granted under the Plan, and notwithstanding any provision of the Plan,

(a) upon the occurrence of a Change of Control, each share of Performance Stock and each Performance Unit granted prior to January 29, 2009 under Article IV which is not immediately vested in full shall be immediately vested in full, all performance goals shall be deemed to have been met to the fullest extent under the terms of such grant, and the Performance Periods shall immediately end; and

(b) if an Employee’s employment is terminated without Cause by the Company or for Good Reason by Employee, or if a director does not remain a director immediately after a Change of Control or is not asked to stand for re-election to the Board of Directors, as the case may be, within two years after a Change of Control, then each share of Performance Stock and each Performance Unit granted to such Employee or director on or after January 29, 2009 under Article IV which is not immediately vested in full shall be immediately vested in full, all performance goals shall be deemed to have been met to the fullest extent under the terms of such grant, and the Performance Periods shall immediately end. For purposes of this Plan, any termination by Employee for Good Reason pursuant to this section shall be communicated by a written Notice of Termination to the Company. For purposes of this section, a “Notice of Termination” means a notice that indicates the specific Good Reason provision in this Plan relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment. The Employee is required to provide notice to the Company of the existence of the Good Reason condition within 90 days of the initial existence of the condition. The Company will have an additional 30 days after receipt of the Notice of Termination to remedy the condition. If the Company remedies the condition(s) within this required period, the Employee will not be entitled to the accelerated vesting described in this section.

5. Restriction of Certificates. Each certificate representing Performance Stock awarded under the Plan shall be registered in the name of the Grantee and, during the Performance Period, shall be left in deposit with the Company and a stock power endorsed in blank. The Grantee of Performance Stock shall have the right to vote with respect to such shares. The Performance Stock and the Performance Units shall not have the right to receive payments of dividends or other distributions until the award vests. Any certificate or certificates representing shares of Performance Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the BJ Services Company 2003 Incentive Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of such award dated

After certification by the Committee as to the satisfaction of the terms and conditions set by the Committee with respect to an Award of (i) Performance Stock, a certificate, without the legend set forth above, for the number of shares of Common Stock that are no longer subject to such restrictions, terms and conditions shall be delivered to the employee and (ii) Performance Units, a certificate for the number of shares of Common Stock equal to the number of Performance Units vested shall be delivered to the employee. The remaining unearned shares of Performance Stock issued with respect to such Award, if any, or unearned Performance Units, as the case may be, shall either be forfeited back to the Company or, if appropriate under the terms of the Award applicable to such shares or units, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.

ARTICLE V.

BONUS STOCK

The Committee may, from time to time and subject to the provisions of the Plan, grant shares of Bonus Stock to Employees and Non-Employee Directors. Bonus Stock shall be shares of Common Stock that are not subject to a Performance Period under Article IV. Except with respect to shares of Bonus Stock awarded to a Participant in lieu of cash compensation which would otherwise be due and payable to such Participant as fees, salary or bonus for services rendered, Bonus Stock shall not be awarded in excess of 5% of the total number of shares authorized under the Plan.

ARTICLE VI.

CASH AWARDS

1. Eligible Individuals. Employees and Non-Employee Directors shall be eligible to receive Cash Awards, which may be Tandem Cash Tax Rights, Performance Cash Awards or Bonus Cash Awards (as hereinafter defined) under this Article VI.

2. Tandem Cash Tax Rights. The Committee may grant a Tandem Cash Tax Right with respect to a Performance Stock or Performance Unit Award, Stock Appreciation Right or Phantom Stock Award that, subject to the further provisions hereof, entitles the Grantee to receive from the Company, upon the later of the vesting of such Award or the date such Award is taxable to the Grantee, an amount of cash such that the “net” benefit received by the Grantee, after paying all applicable federal, state and other taxes (assuming for this purpose, the highest marginal income tax rate for individuals applies) on the Award and this Tandem Cash Tax Right, shall be equal to the value of the Award payment received by the Grantee before any such taxes thereon. Notwithstanding the foregoing, in no event shall any cash payment made pursuant to this Paragraph 2 of Article VI of the Plan be paid later than the end of the Grantee’s taxable year next following the Grantee’s taxable year in which the Grantee remits the related taxes.

3. Terms and Conditions of Performance Cash Awards. Performance Cash Awards granted to a Grantee shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with Article VI, as the Committee shall deem desirable:

(a) Performance Period and Vesting. Subject to Article VI, Sections 4 and 5, no Performance Cash Awards granted under Article VI shall become vested, i.e., earned and nonforfeitable, earlier than the date which is one year from the date of grant nor later than the date which is ten years after the date of grant (the “Performance Period”). Each Performance Cash Award granted under Article VI shall become vested upon the achievement of such performance goals (Company and/or individual) over such Performance Period as the Committee in its discretion may determine at or prior to the grant of such Performance Cash Award. With respect to any Performance Cash Award grant to any Covered Employee that is intended to meet the requirements of Section 162(m) of the Code, the performance goal or goals for such Award shall be with respect to one or more of the following: earnings per share; earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”); earnings before interest and taxes (“EBIT”); EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue; market share; sales; costs; return on equity; operating cash flow; return on net capital employed (“RONCE”) and/or stock price performance. The goals can be applied, where appropriate, with respect to an individual, a business unit or the Company as a whole and need not be based on increases or positive results, but can be based on maintaining the status quo or limiting economic losses, for example. Which goals to use with respect to a Performance Cash Award, the weighting of the goals if more than one is used, and whether the goal is to be measured against a Company-established budget or target, an index or a peer group of companies, shall also be determined by the Committee at the time of grant of the Award.

(b) Termination of Service and Death. The Committee shall determine and shall set forth in the Award the extent to which, if any, a Grantee’s rights with respect to each Performance Cash Award which is not then vested shall terminate upon termination of service.

(c) Performance Cash Awards not Transferable. No Performance Cash Awards granted under Article VI shall be transferable otherwise than by will, or by the laws of descent and distribution. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process. any Performance Cash Awards granted under Article VI, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the Performance Cash Awards involved in such attempt.

(d) Maximum Award. With respect to a Performance Cash Award that is intended to qualify as performance based compensation under Section 162(m) of the Code, the maximum aggregate of such awards that may be granted to any one Grantee during any calendar year shall not exceed $5,000,000.

4. Amendment. The Committee may, at any time or times, without the consent of the Grantee, amend the performance objectives and/or the Performance Period for earning such Award; provided, however, that except in the case of death, Disability or Retirement, the Committee may not waive, amend or accelerate the Performance Period to be a period that is less than one year; and provided, further, that with respect to any outstanding Award that is intended to be exempt from section 409A of the Code as a short-term deferral, no such action by the Committee may be taken that causes the Award to fail to comply with section 409A of the Code.

5. Acceleration upon a Change of Control. Except as otherwise provided in any document or instrument evidencing Performance Cash Awards granted under Article VI, and notwithstanding any provision in the Plan:

(a) upon the occurrence of a Change of Control, each Performance Cash Award granted prior to January 29, 2009 under Article VI which is not immediately vested in full shall be immediately vested and payable in cash in full, all performance goals shall be deemed to have been met to the fullest extent under the terms of such grant, and the Performance Period shall immediately end; and

(b) if an Employee’s employment is terminated without Cause by the Company or for Good Reason by Employee, or if a director does not remain a director immediately after a Change of Control or is not asked to stand for re-election to the Board of Directors, as the case may be, within two years after a Change of Control, then each Performance Cash Award granted to such Employee or director on or after January 29, 2009 under Article VI which is not immediately vested in full shall be immediately vested and payable in cash in full, all performance goals shall be deemed to have been met to the fullest extent under the terms of such grant, and the Performance Period shall immediately end. For purposes of this Plan, any termination by Employee for Good Reason pursuant to this section shall be communicated by a written Notice of Termination to the Company. For purposes of this section, a “Notice of Termination” means a notice that indicates the specific Good Reason provision in this Plan relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment. The Employee is required to provide notice to the Company of the existence of the Good Reason condition within 90 days of the initial existence of the condition. The Company will have an additional 30 days after receipt of the Notice of Termination to remedy the condition. If the Company remedies the condition(s) within this required period, the Employee will not be entitled to the accelerated vesting described in this section.

6. Other Provisions. After certification by the Committee as to the satisfaction of the terms and conditions set by the Committee with respect to a Performance Cash Award, the portion of such Award that is no longer subject to such restrictions, terms and conditions shall be paid (in cash) to the Grantee. The remaining unearned portion of such Performance Award, if any, shall either be forfeited or, if appropriate under the terms applicable to such Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.

7. Bonus Cash Awards. The Committee may, from time to time and subject to the provisions of the Plan, grant Bonus Cash Awards to Employees or Non-Employee Directors. Bonus Cash Awards shall be cash payments that are not subject to a Performance Period under Article VI.

ARTICLE VII.

STOCK APPRECIATION RIGHTS AND PHANTOM STOCK

1. Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Employees or Non-Employee Directors on the following terms and conditions. No one individual may receive Stock Appreciation Rights with respect to more than 1,000,000 shares of Common Stock during any one calendar year (subject to adjustment as provided in Article I, Section 3).

(a) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive (in cash or Common Stock or a combination of cash and Common Stock), upon exercise thereof, the excess of (A) the Fair Market Value Per Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of the Common Stock on the date of grant.

(b) Rights Related to Options. A Stock Appreciation Right granted in connection with an Option shall entitle a Participant, upon exercise thereof, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to Article VII, Section 1(a) hereof. That Option shall then cease to be exercisable to the extent surrendered. A Stock Appreciation Right granted in connection with an Option shall be exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable (other than by will or the laws of descent and distribution) except to the extent that the related Option is transferable.

(c) Right Without Option. A Stock Appreciation Right granted independent of an Option shall be exercisable as determined by the Committee and set forth in the Award agreement governing the Stock Appreciation Right.

(d) SAR Period. No Stock Appreciation Right shall be exercisable later than the date which is ten years after the date of grant.

(e) Terms. The Committee shall determine at the date of grant the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(f) Settlement. Stock-settled Stock Appreciation Rights shall be counted against the Plan on a gross basis.

2. Phantom Stock Awards. The Committee is authorized to grant Phantom Stock Awards to Participants, which are rights to receive a specified number of shares of Common Stock or cash equal to the Fair Market Value of specified number of shares of Common Stock at the end of a specified deferral period, subject to the following terms and conditions No one individual may receive Phantom Stock Awards with respect to more than 1,000,000 shares of Common Stock during any calendar year (subject to adjustment as provided in Article I, Section 3).

(a) Award and Restrictions. Satisfaction of a Phantom Stock Award shall occur upon expiration of the deferral period specified for such Phantom Stock Award by the Committee or, if permitted by the Committee, as elected by the Participant. Such deferral period shall not be extended beyond the date which is ten years after the date of grant. In addition, Phantom Stock Awards shall be subject to such restrictions (which may include a risk of forfeiture), if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine, subject to Article VII, Sections 2(b) and 2(c) below.

(b) Forfeiture. Except as otherwise provided below with respect to Non-Employee Directors, upon termination of a Participant’s employment or service as a Non-Employee Director during the applicable deferral period or portion thereof to which forfeiture conditions apply, all Phantom Stock Awards that are at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited, provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Phantom Stock Awards shall be waived in whole or in part in the event of termination resulting from death. Disability or Retirement. Phantom Stock awarded to Non-Employee Directors shall not be forfeited upon termination of service due to death, Disability or Retirement and shall be paid upon expiration of the applicable deferral period.

(c) Vesting. With respect to any Phantom Stock Award to any Participant which is subject to any of the performance goals described in Article IV, Section 2(a), the Performance Period shall not be less than one year from the date of grant. Any Phantom Stock Award which is not subject to any of the performance goals described in Article IV, Section 2(a), shall be subject to such forfeiture restrictions as the Committee may impose, which restrictions may be based on future service requirements. Such forfeiture restrictions may lapse at such time or times as the Committee shall determine and set forth in such Award, but, subject to Article VII, Sections 2(b) and 3, may not lapse earlier than ratably over a period of three years from the date of grant.

3. Acceleration upon a Change of Control. Except as otherwise provided in any document or instrument evidencing Stock Appreciation Rights or Phantom Stock granted under the Plan, and notwithstanding any provision of the Plan:

(a) upon the occurrence of a Change of Control, each Stock Appreciation Right and share of Phantom Stock granted prior to January 29, 2009 under Article VII which is not immediately exercisable or vested in full shall be immediately exercisable or vested in full, all conditions shall be deemed to have been met to the fullest extent under the terms of such grant, and all deferral periods shall immediately end; and

(b) if an Employee’s employment is terminated without Cause by the Company or for Good Reason by Employee, or if a director does not remain a director immediately after a Change of Control or is not asked to stand for re-election to the Board of Directors, as the case may be, within two years after a Change of Control, then each Stock Appreciation Right and share of Phantom Stock granted to such Employee or director on or after January 29, 2009 under Article VII which is not immediately exercisable or vested in full shall be immediately exercisable or vested in full, all conditions shall be deemed to have been met to the fullest extent under the terms of such grant, and all deferral periods shall immediately end. For purposes of this Plan, any termination by Employee for Good Reason pursuant to this section shall be communicated by a written Notice of Termination to the Company. For purposes of this section, a “Notice of Termination” means a notice that indicates the specific Good Reason provision in this Plan relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment. The Employee is required to provide notice to the Company of the existence of the Good Reason condition within 90 days of the initial existence of the condition. The Company will have an additional 30 days after receipt of the Notice of Termination to remedy the condition. If the Company remedies the condition(s) within this required period, the Employee will not be entitled to the accelerated vesting described in this section.

ARTICLE VIII.

TRANSFERABLE OPTIONS

The Committee may, in its discretion, provide in an Option Agreement (other than an Incentive Stock Option) that the Option right granted to the individual may be transferred (in whole or in part and subject to such terms and conditions as the Committee may impose thereon) by the individual to (i) the spouse, children or grandchildren of the individual (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of the Immediate Family Members and, if applicable, the individual, (iii) a partnership in which such Immediate Family Members and, if applicable, the individual are the only partners, or (iv) as otherwise provided for in the Option Agreement. Following transfer, any such transferred Option rights shall continue to be subject to the same terms and conditions as were applicable to the Option rights immediately prior to transfer. provided, however, that no transferred Option rights shall be exercisable unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations the Company may have with respect to the Option rights.

ARTICLE IX.

WITHHOLDING FOR TAXES

Notwithstanding anything in the Plan to the contrary any issuance of Common Stock pursuant to the exercise of an Option or payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto. Such arrangements may, at the discretion of the Company, include allowing the Participant to tender to the Company shares of Common Stock owned by the Optionee or Grantee, or to request or, to the extent provided in the Award agreement to direct, the Company to withhold a portion of the shares of Common Stock being acquired pursuant to the Award, which have a fair market value per share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

ARTICLE X.

PARACHUTE TAX GROSS-UP

To the extent that the grant, payment, or acceleration of vesting or payment, whether in cash or stock, of any Award made prior to January 29, 2009, to a Participant under the Plan (a “Benefit”) is subject to a golden parachute excise tax under Section 4999(a) of the Code (a “Parachute Tax”), the Company shall pay such person an amount of cash (the “Gross-up Amount”) such that the “net” Benefit received by the person under this Plan, after paying all applicable Parachute Taxes (including those on the Gross-up Amount) and any federal or state taxes on the Gross-up Amount, shall be equal to the Benefit that such person would have received if such Parachute Tax had not been applicable. In no event shall any Gross-up Amount paid pursuant to this Article X of the Plan be paid later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes.

ARTICLE XI.

CHANGE OF CONTROL

Notwithstanding any provisions to the contrary in the Plan, the following additional provisions shall become effective upon the occurrence of a Change of Control:

1. Publicly-Traded Stock Transaction. If the consideration offered to shareholders of the Company in connection with a Change of Control consists of shares of the common stock (“New Stock”) of the entity acquiring the Company or the parent company of the entity acquiring the Company (the “Acquiring Entity”) that are publicly traded, upon the occurrence of such Change of Control, the Acquiring Entity shall assume each Optionee’s outstanding options to purchase Common Stock (“Prior Options”) and each such Prior Option shall become an option (a “New Option”) (i) to purchase that number of shares of New Stock determined by multiplying the number of shares of Common Stock issuable upon exercise of such Prior Option by the exchange ratio of Common Stock in the transaction, (ii) at an exercise price per share determined by dividing the per share exercise price of such Prior Option by the exchange ratio of Common Stock in the transaction and (iii) otherwise upon the same terms and conditions as such Prior Option, except that (A) such New Option shall be exercisable until the applicable Option Expiration Date or ISO Expiration Date regardless of any termination of Optionee’s service following the Change of Control, and (B) such New Option (to the extent it was converted from a Prior Option that was vested and exercisable on December 31, 2004), may be surrendered to the Acquiring Entity during the 90-day period following the occurrence of the Change of Control in return for payment in cash or shares of New Stock or a combination of cash and shares of New Stock as determined by the Acquiring Entity, equal in value to the excess of (I) the higher of (1) the per share value of the consideration received by shareholders of the Company upon the occurrence of the Change of Control (valued for such purposes as of the date of the Change of Control) or (2) the highest per share price for Common Stock of the Company during the period commencing with the public announcement of the proposed Change of Control transaction and ending upon the occurrence of the Change of Control over (II) the per share exercise price of the Common Stock of the Company under the Prior Option, multiplied by the number of shares of Common Stock of the Company subject to the Prior Option.

2. Other Transaction. If the consideration offered to shareholders of the Company in connection with a Change of Control consists of cash or of New Stock that is not publicly traded, upon the occurrence of such Change of Control, each Optionee shall surrender each of his outstanding Options to purchase Common Stock to the Acquiring Entity in return for a payment in cash equal to the Black-Scholes value of such Option as of the date of the Change of Control, without discount for risk of forfeiture and non-transferability. The Black-Scholes valuation for this purpose shall be performed using a risk free rate for option term as determined by the then current rate on Treasury bills with a maturity approximating the remaining option life, and estimated future annual stock volatility based on the prior twelve months volatility.

ARTICLE XII.

OTHER PROVISIONS

1. The person or persons entitled to exercise, or who have exercised, an Option granted under the Plan shall not be entitled to any rights as a stockholder of the Company with respect to any shares subject to such Option until he shall have become the holder of record of such shares.

2. No Award granted under the Plan shall be construed as limiting any right that the Company or any Affiliate may have to terminate at any time, with or without Cause, the employment of any of any person to whom such Award has been granted. No Award granted under the Plan shall be construed as limiting any rights which either the stockholders of the Company or the Board may have to remove at any time, with or without Cause, any person to whom such Award has been granted from the Board.

3. Notwithstanding any provision of the Plan or the terms of any Award, the Company shall not be required to issue any shares hereunder if such issuance would, in the judgment of the Committee, constitute a violation of any state or federal law or of the rules or regulations of any governmental regulatory body.

4. Subject to the restrictions set forth in the Plan, the Committee may amend any outstanding Award and may waive, amend or accelerate any requirement or condition to payment or exercise with respect to any Award. The Committee may not amend any outstanding Award in a manner that would adversely affect the rights of the Grantee without such Grantee’s consent. Except as provided in Article I, Section 3, Article II, Section 3(e), Article III, Section 3(e), and Article XI, Section 1, no Option or Stock Appreciation Right shall be amended to lower the exercise price, and (2) no outstanding Option or Stock Appreciation Right shall be canceled with subsequent replacement or regrant of an Option or Stock Appreciation Right having a lower exercise price without the approval of the stockholders of the Company.

5. A Participant’s service shall be deemed to have terminated at the close of business on the day preceding the first date on which he is no longer an Employee or Non-Employee Director for any reason whatsoever (including death).

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

4601 WESTWAY PARK BOULEVARD HOUSTON, TX 77041
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

BJSRV1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BJ SERVICES COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Directors			☐	☐	☐
The Board of Directors recommends a vote
FOR the election of the nominees for Director.
1.	To elect TWO Class I Directors to serve a three-year term.
Nominees for election as Class I Directors:
	01)	JOHN R. HUFF
	02)	MICHAEL E. PATRICK

Vote On Proposals								For	Against	Abstain

2.	To approve amendments to the BJ Services Company 2003 Incentive Plan.							☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year 2009.							☐	☐	☐

In the discretion of the proxies, on such other business as may properly come before the meeting and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for director, FOR the approval of amendments to the BJ Services Company 2003 Incentive Plan, and FOR the ratification of the appointment of Deloitte & Touche and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

NOTE: Please sign, date and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

BJSRV2

BJ SERVICES COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JANUARY 29, 2009

The Annual Meeting of the Stockholders of BJ Services Company (the “Company”) will be held on Thursday, January 29, 2009, at 11:00 a.m. local time, at the MARRIOTT WEST LOOP located at 1750 WEST LOOP SOUTH, HOUSTON, TEXAS 77027.

The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints J.W. Stewart, Jeffrey E. Smith and Margaret B. Shannon, or any of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Annual Meeting scheduled to be held on January 29, 2009, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of Common Stock of BJ Services Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

YOUR VOTE IS IMPORTANT

To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope.

(Continued and to be dated and signed on the reverse side.)

ADDRESS CHANGES/COMMENTS

(If you noted any address changes/comments above, please check the corresponding box on the reverse side.)